UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
HEALTH CATALYST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
June , 2026
Dear Health Catalyst Stockholder:
I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the Annual Meeting) of Health Catalyst, Inc. (Health Catalyst) to be held on July 16, 2026 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time). The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/HCAT2026.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2026 Annual Meeting of Stockholders and Proxy Statement. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on May 22, 2026.
Thank you for your ongoing support of and continued interest in Health Catalyst.

Sincerely,

Benjamin Albert
Chief Executive Officer and Director
YOUR VOTE IS IMPORTANT
Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders in this manner. We believe this process will facilitate the accelerated delivery of proxy materials, save costs, and reduce the environmental impact of our Annual Meeting. On or about June , 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access our proxy statement for our 2026 Annual Meeting of Stockholders (the Proxy Statement) and our 2025 Annual Report on Form 10-K, filed with the SEC on March 12, 2026, as amended by the Form 10-K/A filed with the SEC on April 30, 2026 (2025 Annual Report). The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2025 Annual Report can be accessed directly at the Internet address www.voteproxy.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.
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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 16, 2026
Notice is hereby given that Health Catalyst, Inc. will hold its 2026 Annual Meeting of Stockholders (the Annual Meeting) on July 16, 2026 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time) via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/HCAT2026. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

•
To elect two Class I directors, Justin Spencer and Mathew Arens, to hold office until the 2029 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•	To vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers;

•	To approve the restatement of our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as described in Proposal Three, and “FOR” the approval of the restatement of our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our 2026 Annual Meeting of Stockholders (the Proxy Statement) accompanying this notice, in lieu of mailing printed copies. On or about June , 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access our Proxy Statement and our 2025 Annual Report on Form 10-K filed with the SEC on March 12, 2026, as amended by the Form 10-K/A filed with the SEC on April 30, 2026 (2025 Annual Report). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2025 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

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Only stockholders of record at the close of business on May 22, 2026 (the Record Date) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.

Benjamin Albert
Chief Executive Officer and Director
South Jordan, Utah
June , 2026
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HEALTH CATALYST, INC.
2026 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

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Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 16, 2026
GENERAL INFORMATION
Our board of directors (board) solicits your proxy on our behalf for the 2026 Annual Meeting of Stockholders (the Annual Meeting) and at any adjournment, continuation, or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2026 Annual Meeting of Stockholders (this Proxy Statement) and the accompanying Notice of 2026 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet on July 16, 2026 at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time). On or about June , 2026, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) containing instructions on how to access this Proxy Statement and our 2025 Annual Report on Form 10-K filed with the SEC on March 12, 2026, as amended by the Form 10-K/A filed with the SEC on April 30, 2026 (2025 Annual Report), and how to vote. If you held shares of our common stock on May 22, 2026 you are invited to attend the meeting at www.virtualshareholdermeeting.com/HCAT2026 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement the terms “Health Catalyst,” “the Company,” “we,” “us,” and “our” refer to Health Catalyst, Inc. and its subsidiaries. The mailing address of our principal executive offices is Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

What matters are being voted on at the Annual Meeting?
You will be voting on:

•The election of two Class I directors, Justin Spencer and Mathew Arens, to serve until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified;

•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•A proposal to conduct a vote, on an advisory, non-binding basis, to approve the compensation of our named executive officers;

•A proposal to restate our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis; and

•Any other business as may properly come before the Annual Meeting.

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How does the board of directors recommend that I vote on these proposals?
Our board recommends a vote:

•“FOR” the election of Justin Spencer and Mathew Arens as Class I directors;

•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

• “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;

•“FOR” the approval of the restatement of our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis.

Who is entitled to vote?
Holders of our common stock as of May 22, 2026, the record date for our Annual Meeting (the Record Date), may vote at the Annual Meeting. As of the Record Date, there were [__] shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), you are considered the stockholder of record with respect to those shares. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?
We will be holding our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/HCAT2026. The webcast will start at 3:00 p.m. Eastern Time (1:00 p.m. Mountain Time) on July 16, 2026. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Why hold a virtual meeting instead of a physical meeting?	Our board believes that holding a virtual Annual Meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate from any location around the world. With this live webcast format, we believe we will provide you with substantially the same opportunities to participate as you would have at an in-person meeting, including the right to vote and ask questions during the Annual Meeting through the virtual meeting platform.
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What if I have trouble accessing the Annual Meeting virtually?	The virtual meeting platform is fully supported across browsers and devices (desktops, laptops, tablets and smartphones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting.

We encourage you to access the Annual Meeting 15 minutes prior to the start time. If you need further assistance accessing the Annual Meeting, technical support numbers will be posted on the Annual Meeting website.

How many votes are needed for the approval of each proposal?
Proposal One. The election of directors requires a plurality of the votes properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a vote to “Withhold” or a broker non-vote (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter)) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the votes properly cast for and against the proposal to be approved. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. We do not expect any broker non-votes on this proposal.

Proposal Three. The approval of the compensation of our named executive officers on a non-binding, advisory basis requires the affirmative vote of a majority of the votes properly cast for and against the proposal. Since this proposal is an advisory vote, the result will not be binding on our board, our compensation committee, or us. Our board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal Four. The approval of the approval of the restatement of our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis requires the affirmative vote of (i) not less than sixty-six and two-thirds percent (66 2⁄3%) of the outstanding shares of capital stock entitled to vote at the Annual Meeting and (ii) not less than sixty-six and two-thirds percent (66 2⁄3%) of the outstanding shares of each class entitled to vote at the Annual Meeting as a class, which is only one class of capital stock. Abstentions and broker non-votes will have the same effect as votes against this proposal.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws (as amended from time to time, our bylaws) and Delaware law. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

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How do I vote?
If you are a stockholder of record, there are four ways to vote:

1.by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 15, 2026 (have your Notice or proxy card in hand when you visit the website);

2.by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on July 15, 2026 (have your Notice or proxy card in hand when you call);

3.by completing and mailing your proxy card (if you received printed proxy materials); or

4.by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/HCAT2026.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on July 15, 2026. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting. If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks, or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•notifying our Corporate Secretary, in writing, at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095 before the vote is counted;

•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on July 15, 2026 (your latest telephone or Internet proxy is the one that will be counted); or

•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke a previously submitted proxy unless you specifically request it.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank, or other nominee.

What is the effect of giving a proxy?	Proxies are solicited by and on behalf of our board. Benjamin Albert, Jason Alger, and Benjamin Landry have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued, or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

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What is the effect of votes withheld from any nominee, abstentions, and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” are counted as present for purposes of determining the presence of a quorum. Shares voting “Withhold” have no effect on the election of directors. Abstentions will not be counted as “votes cast” and will have no effect on the vote for the following proposals: (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and (ii) the advisory, non-binding approval of the compensation of our named executive officers.

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we have elected to furnish our proxy materials, including this Proxy Statement and our 2025 Annual Report, primarily via the Internet. On or about June , 2026, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2025 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?	Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your shares in street name please contact you broker, bank or other nominee to request information about householding.

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What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 30, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act) regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Health Catalyst, Inc.
Attention: Corporate Secretary
10897 South River Front Parkway #300
South Jordan, UT 84095

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to meeting Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•  not earlier than March 18, 2027; and

•  not later than the close of business on April 17, 2027.

In the event we hold the 2027 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the close of business on the later of (i) the 90th day prior to the scheduled date of such Annual Meeting of Stockholders, or (ii) the 10th day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders.

In connection with the 2026 Annual Meeting, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee (the nominating committee). Any such recommendations must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, a stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

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In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules, stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Availability of Bylaws

A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Are any stockholder proposals included in this Proxy Statement?	Rule 14a-8 of the Exchange Act provides a framework for the inclusion of stockholder proposals in the proxy statement, and proposals that do not satisfy the prescribed procedural and substantive requirements are not eligible for inclusion. Following the SEC’s announcement in November 2025 that it will no longer substantively respond to most requests for the exclusion of proposals under Rule 14a-8, our approach for excluding stockholder proposals has remained the same.

Based on a careful review of well-established SEC rules, prior SEC guidance and interpretations, and/or judicial decisions, we determined that it was appropriate to exclude one stockholder proposal that failed to meet the procedural requirements of Rule 14a-8. The excluded proposal failed to provide adequate proof of continuous ownership of shares of our common stock in response to our proper request for such information, among other deficiencies. Our notice to the SEC explaining in greater detail the basis for our exclusion of this proposal is available on the SEC’s website. Prior to submitting our notice to the SEC, we reached out to the stockholder to explain our reasons for exclusion.

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PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
We currently have seven directors on our board. In December 2025, our board determined that it would not renominate Matthew Kolb for election at the Annual Meeting and Mr. Kolb then notified the board that he agree he would not stand for re-election. As a result, our board resolved to reduce the size of the board from seven to six directors, effective as of the Annual Meeting. Our board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2027 annual meeting of stockholders and the term of the Class III directors expires at the 2028 annual meeting of stockholders. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

As described further in Proposal Four below, our board recommends that the Company’s stockholders approve at the Annual Meeting the restatement of our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide that all directors elected at or after the 2029 Annual Meeting of Stockholders be elected on an annual basis.
Nominees
Our board has nominated Justin Spencer and Mathew Arens as Class I directors to hold office until the 2029 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes, and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the Nasdaq Stock Market LLC (the Nasdaq).

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Directors
The following table sets forth information regarding our directors as of May 1, 2026:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Employee Directors:
Benjamin Albert	III	53	Chief Executive Officer and Director	2026	2028	—

Non-Employee Directors:
Mathew Arens(3)	I	51	Director	2025	2026	2029
Jill Hoggard Green(1)(2)(3)	III	67	Director	2024	2028	—
Matthew Kolb(4)	I	44	Director	2023	2026	—
Julie Larson-Green(1)(2)	II	64	Director	2020	2027	—
Steven Nelson	II	67	Director	2026	2027	—
Justin Spencer(1)	I	54	Chair and Director	2025	2026	2029

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.
(4)
On December 1, 2025, the Board determined that it would not renominate Matthew Kolb for election at the Company’s 2026 annual meeting of stockholders and Mr. Kolb then notified the Board that he agreed he would not stand for re-election at the Company’s 2026 annual meeting of stockholders. Mr. Kolb’s term will end immediately prior to the commencement of the 2026 annual meeting of stockholders.

Since the beginning of 2025, our board has undertaken a significant refreshment initiative, adding three new independent directors—Justin Spencer, Mathew Arens, Steven Nelson—and changing our long-tenured Chief Executive Officer and director, Daniel Burton, to a newly appointed Chief Executive Officer and director, Benjamin Albert. These changes reflect our board’s commitment to maintaining a streamlined, effective governing body composed of directors who bring fresh perspectives and relevant expertise to the Company’s evolving strategic priorities. Our board believes that this combination of new viewpoints and experienced leadership positions the Company well to focus on value for stockholders and reflects sound corporate governance principles.

Information Concerning Director Nominees
Mathew Arens. Mr. Arens has served as a member of our board of directors since December 2025. Mr. Arens is the Chief Executive Officer, Founder and Senior Portfolio Manager of First Light Asset Management, LLC (First Light), which he founded in 2013. Prior to establishing First Light, Mr. Arens was president and senior portfolio manager at Kopp Investment Advisors. While at Kopp Investment Advisors, he served as the sole portfolio manager for the firm’s health care-focused investment strategy. Mr. Arens holds a bachelor of science degree in financial planning from Purdue University.
We believe that Mr. Arens is qualified to serve as a member of our board of directors based on his experience as a Senior Portfolio Manager investing in other public and private companies in the health care sector and its industries as well as his knowledge of technology and healthcare businesses.
Justin Spencer. Mr. Spencer has served as a member of our board of directors since September 2025. Mr. Spencer is the Chief Financial Officer of Eko Health Inc. (Eko Health), a technology company, and has worked at Eko Health since December 2024. From July 2021 through June 2024, Mr. Spencer and his wife served as full-time voluntary mission leaders for the Church of Jesus Christ of Latter-day Saints. From August 2014 to June 2021, Mr. Spencer was the Chief Financial Officer of Vocera Communications (Vocera), a healthcare technology company.
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Prior to joining Vocera, from September 2008 to November 2013, he served as Chief Financial Officer and Executive Vice President of Finance and Administration at Symmetricom Inc., a technology company. From November 2002 to June 2008, Mr. Spencer held various roles at Covad Communications Group (Covad), a broadband and communications company, including Executive Vice President and Chief Financial Officer as well as Vice President of Finance, Corporate Development and Investor Relations.
Between 2016 and 2019, Mr. Spencer also served as a member of the board of directors for iPass Inc., a publicly traded technology company, and served as its Audit Committee Chair and a member of its Compensation Committee. Mr. Spencer holds a Bachelor’s degree in Accounting from the University of Utah and an MBA from The Wharton School of Business.

We believe that Mr. Spencer is qualified to serve as a member of our board of directors based on his experience as a Chief Financial Officer and director of healthcare technology companies and his knowledge of the healthcare industry.

Information Concerning Continuing Directors

Benjamin Albert. Mr. Albert has served as our Chief Executive Officer and a member of our board of directors since February 2026. Mr. Albert has also served as our President and principal operating officer since September 2025. Prior to serving as our Chief Executive Officer, Mr. Albert served as our Chief Operating Officer from September 2025 to February 2026. Mr. Albert joined Health Catalyst in January 2025 through its acquisition of Upfront Healthcare Services, Inc. (“Upfront”), where he served as Chief Executive Officer and Co-Founder since 2016. Prior to launching Upfront, he founded and led Care Team Connect beginning in 2009, a care management platform for providers. Care Team Connect was later acquired by The Advisory Board Company in 2013, and Mr. Albert served as an executive following close of that transaction. Mr. Albert also held various executive-level positions at PatientKeeper, Inc., an electronic health records company, between 2004 and 2009, and Data Harbor, Inc., a technology company, between 1999 and 2004, before both companies were acquired. He also served as an Entrepreneur-In-Residence and Operating Partner within the Strategic Investments Division of Cambia Health Solutions between 2015 to 2016. Mr. Albert holds a BA from Western Michigan University and an MBA from University of Illinois, Chicago.

We believe that Mr. Albert is qualified to serve as a member of our board of directors due to his experience as our Chief Executive Officer and his leadership experience in technology and healthcare businesses.

Jill Hoggard Green. Dr. Hoggard Green has served as a member of our board of directors since December 2024. Dr. Hoggard Green currently serves as a trustee and on the executive committees for The Joint Commissions, Joint Commission Resources, and Joint Commission International. Dr. Hoggard Green served as the Chief Executive Officer of Queen’s Health System (QHS) from September 2019 to July 2024. Dr. Hoggard Green also served as Chief Operating Officer of Mission Health from 2011 to 2019 and of PeaceHealth from 2004 to 2011. Dr. Hoggard Green holds a B.S., M.S., and PhD from the University of Utah.

We believe that Dr. Hoggard Green is qualified to serve as a member of our board of directors based on her executive leadership experience, including serving as a Chief Executive Officer and Chief Operating Officer of health systems, and her knowledge of the healthcare industry.
Julie Larson-Green. Ms. Larson-Green has served as a member of our board of directors since January 2020. Since September 2021, Ms. Larson-Green has served as Chief Technology Officer of Magic Leap, Inc., a technology company. Between January 2018 and February 2021, Ms. Larson-Green served as the Chief Experience Officer at Qualtrics International Inc. From 1993 to 2017, she served in a variety of executive leadership and product development roles at Microsoft, including leadership in building Microsoft Office, Windows, Internet Explorer, Xbox, and Surface. She served on the board of directors of View, Inc. from June 2021 until August 2024. Ms. Larson-Green holds a B.A. in Business Administration and Management from Western Washington University and Master’s degree in Computer Software Engineering from Seattle University.
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We believe that Ms. Larson-Green is qualified to serve as a member of our board of directors based on her executive leadership experience, including Chief Experience Officer of a technology company, and her knowledge of the technology industry.

Steven Nelson. Mr. Nelson has served as a member of our board of directors since May 2026. Since November 2024, Mr. Nelson has served as EVP and President of Aetna, Inc. Prior to joining Aetna, Inc., Mr. Nelson served in leadership positions of several managed care and health care organizations, including chief executive officer and a member of the board of directors of ChenMed LLC from September 2022 until August 2024, chief executive officer and member of the board of directors of Duly Health and Care from July 2020 until September 2022, and chief executive officer of UnitedHealthcare, a division of UnitedHealth Group, from 2017 until 2019. Mr. Nelson holds a B.S. from Portland State University and an M.B.A. and Master of Health Services from the University of Michigan.

We believe that Mr. Nelson is qualified to serve as a member of our board of directors based on his executive leadership experience, including serving the President of Aetna, Inc., a large publicly-traded company in our industry, and a Chief Executive Officer and director of a health system, as well as his knowledge of the healthcare industry.

Information Concerning Not Continuing Directors

Matthew Kolb. Mr. Kolb has served as a member of our board of directors since July 1, 2023. Since September 2019, Mr. Kolb has served as the Executive Vice President and Chief Operating Officer of Carle Health, a nonprofit health system. From July 2014 to September 2019, Mr. Kolb served in a variety of roles at Carle Health, including Chief Administrative Officer. From August 2007 to July 2014, Mr. Kolb held various positions at Allina Health, a healthcare services company, including Vice President of the Neuroscience Institute. Mr. Kolb holds a B.A. from the University of Illinois at Urbana-Champaign, an M.H.A. from the University of Missouri-Columbia, and a J.D. from the University of Missouri-Columbia, School of Law.

We believe that Mr. Kolb is qualified to serve as a member of our board of directors based on his executive leadership experience, including serving as Chief Operating Officer of a health system, and his knowledge of the healthcare industry. Mr. Kolb will not stand for re-election at the Annual Meeting and Mr. Kolb’s term will end immediately prior to the commencement of the Annual Meeting.

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CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act), SEC rules, and the Nasdaq listing standards.
Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board of Directors”), at the direction of our board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation, and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of conduct that applies to our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers.
In addition, we have adopted a set of corporate governance guidelines. Our nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. Neither this information, nor any other information contained on, or that can be accessed through, our website is incorporated by reference into, or constitutes a part of, this proxy statement. Our corporate governance guidelines address such matters as:

•	Director Independence - Independent directors must constitute at least a majority of our board;

•	Monitoring Board Effectiveness - Our board must conduct an annual self-evaluation of our board and its committees;

•	Board Access to Independent Advisors - Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors, or professionals as each deems necessary or appropriate; and

•	Board Committees - All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable Nasdaq criteria.

All members of our board have the opportunity and are encouraged to attend director education programs to assist them in remaining current with best practices and developments in corporate governance. Additionally, at times, members of management and outside advisors may provide educational presentations to our board on relevant topics.
Meetings of Our Board

Our board held eight meetings during fiscal 2025. Each director attended at least 75% of the aggregate of all meetings of our board and the committees on which he or she served that were held during fiscal 2025, except for Matt Kolb who attended 62.5% of all meetings of our board. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board, and all meetings of the committees on which they serve. All of the directors then-serving on our board of directors attended the 2025 annual meeting of stockholders (2025 Annual Meeting).
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Code of Conduct
Our board has adopted a code of conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at https://ir.healthcatalyst.com/corporate-governance/governance-overview. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of conduct by posting such information on the website address and location specified above. During fiscal 2025, no waivers were granted from any provision of the code of conduct.
Insider Trading Policy
We have adopted an insider trading policy governing the trading in our securities by our directors, officers, employees and consultants that is designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards, as well as procedures designed to further the foregoing purposes.

Our insider trading policy provides that our directors, officers, employees and consultants may not trade any of our securities while in possession of material, non-public information (MNPI) relating to such security. In addition, our insider trading policy prohibits trading any of our securities during specified restricted periods that generally begin at the close of business on the fifteenth day of the last month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for the related fiscal quarter. There are limited exceptions to these restricted trading periods, such as certain exercises of stock options or trades made pursuant to an established plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) of the Exchange Act. Our insider trading policy includes restrictions regarding direct or indirect communications of MNPI to anyone outside the Company. Our insider trading policy also prohibits all covered persons from engaging in derivative securities transactions, including hedging, with respect to our securities and from pledging our securities as collateral for a loan or holding our securities in a margin account.

The foregoing summary of our insider trading policy is not complete and is qualified by reference to our full insider trading policy, a copy of which can be found as an exhibit to our 2025 Annual Report.
Independence of Our Board
Our common stock is listed on Nasdaq. Under the Nasdaq listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating, and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under Exchange Act and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board has determined that none of Messrs. Arens and Spencer, nor Mses. Hoggard Green and Larson-Green have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards. Dawn Smith served as a member of our board during the fiscal year ended December 31, 2020, until February 17, 2026. Duncan Gallagher served as a member of our board during the fiscal year ended December 31, 2017 until February 17, 2026. John A. Kane served as a member of our board during the fiscal year ended December 31, 2016 until April 1, 2026. Our board determined that Ms. Smith and Messrs. Gallagher and Kane were “independent” as defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards.
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Our board determined that Mr. Albert is not and Mr. Burton was not “independent” as defined under the applicable rules and regulations of the Nasdaq listing standards due to Mr. Albert’s current role as our Chief Executive Officer and President and Mr. Burton’s former role as our Chief Executive Officer. Additionally, our Board determined that Mr. Kolb is not “independent” as defined under the applicable rules and regulations of the Nasdaq listing standards due to his role as the Chief Operating Officer at Carle Health and the revenue we received from Carle Health in fiscal 2025 relative to our total revenue in fiscal 2025. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Since February 12, 2026 Justin Spencer has served as Chair of our board. In such role, he presides over meetings of our board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our board. John A. Kane served as Chair of our board during fiscal 2025 until February 12, 2026. Our board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to running the Company. The position of Chair of our board is also a significant commitment that includes providing advice to and independent oversight of management. Our board believes at this time that its oversight function is enhanced when an independent director, serving as Chair of our board, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our current leadership structure enhances the active participation of our independent directors.
Our Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for the day-to-day management of risks the Company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.
Our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board, as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.
While our board is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, cybersecurity and data security, legal and regulatory compliance, and liquidity risk, and discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures.
Our nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. On an as-needed basis, our board also establishes a transactions committee that advises and oversees management of risks associated with significant merger and acquisition transactions and other notable transactions. Finally, our full board reviews strategic and operational risk in the context of reports from our management team and receives reports on all significant committee activities at each regular meeting.
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Committees of Our Board
Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board.
Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at https://ir.healthcatalyst.com/corporate-governance/governance-overview/.
Audit Committee
From January 1, 2025 to February 17, 2026, our audit committee consisted of Messrs. Kane and Gallagher and Ms. Smith, with Mr. Kane serving as the Chair, and from February 17, 2026 to April 1, 2026, our audit committee consisted of Messrs. Kane and Spencer and Ms. Larson-Green, with Mr. Kane serving as Chair. From April 1, 2026, our audit committee consists of Mr. Spencer and Mses. Hoggard Green and Larson-Green, with Mr. Spencer serving as Chair. The composition of our audit committee met and meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee met and meets the financial literacy requirements of the Nasdaq listing standards. In addition, our board has determined that Mr. Kane was and Mr. Spencer is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the Securities Act). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews proposed related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviews cybersecurity risk.

Our audit committee annually reviews the independent registered public accounting firm’s performance and independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our audit committee held four meetings during fiscal 2025.
Compensation Committee
Our compensation committee consists of Mses. Hoggard Green and Larson-Green, with Ms. Larson-Green serving as Chair, and additionally included Ms. Pramoda for fiscal 2025 through March 1, 2025. The composition of our compensation committee met and meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to compensation of our executive officers. Our compensation committee, among other things:
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•	reviews, approves, and determines, or makes recommendations to our board regarding, the compensation of our executive officers;

•	administers our equity incentive plans;

•	reviews and approves, or make recommendations to our board regarding, incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits offered to our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our compensation committee held four meetings during fiscal 2025.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.
Nominating and Corporate Governance Committee

From January 1, 2025 to February 17, 2026, our nominating and corporate governance committee consisted of Messrs. Gallagher and Kane, with Mr. Gallagher serving as the Chair, and from February 17, 2026 to April 1, 2026, our nominating and corporate governance committee consisted of Mr. Arens and Ms. Hoggard Green, with Mr. Arens serving as Chair. From April 1, 2026, our nominating and corporate governance committee consists of Mr. Arens and Ms. Hoggard Green, with Mr. Arens serving as Chair. The composition of our nominating and corporate governance committee met and meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;

•	evaluates the performance of our board and of its committees;

•	oversees director education and training;

•	considers and makes recommendations to our board regarding the composition of our board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting;

review and discuss with our Board corporate succession plans for our Chief Executive Officer and our other key officers;

•	reviews with management the impact of our business operations and business practices with respect to issues such as environment, diversity and inclusion, corporate citizenship, and community involvement; and

•	develops and makes recommendations to our board regarding corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. Our nominating and corporate governance committee held six meetings during fiscal 2025.

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Risks Related to Compensation Policies and Practices
As part of its oversight function, our board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Identifying and Evaluating Director Nominees
Our board has delegated to our nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that our nominating and corporate governance committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and corporate governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend, and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.
Corporate Social Responsibility

We are committed to improving the lives of our team members, clients, stockholders, partners, and the communities in which we live and work. We believe we generate value for all of these stakeholders by focusing on corporate social responsibility and conducting our business in an ethical, transparent, and accountable manner.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to our nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, UT 84095, who will forward all recommendations to our nominating and corporate governance committee.
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Any such recommendations should include the information required by our bylaws. Our nominating and corporate governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.
Stockholder Communications
Our board provides to every stockholder the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder communication. For a stockholder communication directed to our board as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or expedited delivery service to the address listed below or by email to Secretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: Secretary, General Counsel
For a stockholder communication directed to an individual director in his or her capacity as a member of our board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or expedited delivery service to the address listed below or by email to Secretary@healthcatalyst.com:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
Attn: [Name of Director]; Secretary, General Counsel
If sent by email, the communication should specify “Attn. [Name of Director]” in the subject line.
Our General Counsel, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board, or if none is specified, to the Chair of our board. The General Counsel will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company, solicitations, advertisements, surveys, “junk” mail, or mass mailings.

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Non-Employee Director Compensation

During the fiscal year ended December 31, 2025, we provided compensation to our non-employee directors, in the form of cash retainers (prorated for partial years of service) and equity awards with total values as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$45,000
Additional retainer for annual service as non-executive Chair of the board	75,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	22,500
Annual service as member of the audit committee (other than chair)	10,000
Annual service as chair of the compensation committee	15,000
Annual service as member of the compensation committee (other than chair)	7,500
Annual service as chair of the nominating and corporate governance committee	10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	5,000

In lieu of the cash payment above, members of the board of directors may elect to receive restricted stock units (RSUs) with the same value. For those who elected to receive RSUs, the board and committee membership retainers in the above table were paid in RSUs with a total grant date fair value equal to the retainer amounts listed above. In addition, each non-employee director (who has not waived his or her compensation) will receive an annual equity long-term incentive award of RSUs having a fair market value of $140,000 (collectively, the Annual Grant). The Annual Grant and the portion of any RSUs related to the annual retainer for board membership amounts in the table above will vest in full on the earlier of the one-year anniversary of the grant date or on the date of the annual meeting of stockholders following the grant date, subject to the applicable director’s continued service through the applicable vesting date. The portion of the RSUs related to the additional annual retainer for committee membership will vest in an amount equal to 25% of the value of such grants, rounded to the nearest whole share, on each of September 1, December 1, March 1, and June 1 following such grant, subject to the applicable director’s continued service through the applicable vesting date.
Our policy provides that, upon the initial election of the relevant non-employee director, each new non-employee director will be granted a one-time grant of RSUs having a fair market value of $225,000 (the Initial Grant). The Initial Grant will vest in three equal annual installments over three years, subject to the applicable director’s continued service through the applicable vesting date. The Initial Grant and Annual Grant are subject to full accelerated vesting upon a Sale Event (as defined in our 2019 Stock Option and Incentive Plan (the 2019 Plan)).
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof. Employee directors will receive no additional compensation for their service as a director. The aggregate amount of compensation, including both equity compensation and cash compensation (but excluding the aforementioned reimbursed expenses), paid to any non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $500,000 in any other year.
The following table presents the outstanding options and RSUs held as of December 31, 2025 and the total compensation for each person who served as a non-employee director during fiscal 2025. Other than as set forth in the table below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2025. Mr. Arens and Mr. Kolb waived their rights to compensation, and did not receive any compensation for their service as directors except for reimbursement of out-of-pocket expenses related to such services. Mr. Burton, who was our Chief Executive Officer during fiscal 2025, did not receive any compensation for his service as a director. The compensation received by Mr. Burton, as a named executive officer, is presented in the “Executive Compensation - 2025 Summary Compensation Table”.
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	Stock Awards Outstanding as of December 31, 2025		Total Director Compensation for fiscal year ended December 31, 2025
Name	Options	RSUs	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Mathew Arens(2)	—	—	$—	$—	$—
Duncan Gallagher(3)	62,500	36,231	—	210,392	210,392
Jill Hoggard Green	—	54,702	56,875	146,011	202,886
Julie Larson-Green	—	36,231	—	203,830	203,830
John A. Kane(5)	—	36,231	147,500	146,011	293,511
Matthew Kolb(2)(6)	—	—	—	—	—
S. Dawn Smith(4)	—	36,231	55,000	146,011	201,011
Justin Spencer	—	68,572	13,750	233,145	246,895
_________________

(1)
The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the non-employee directors in the fiscal year ended December 31, 2025, calculated in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (ASC), Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the non-employee directors upon any settlement of RSUs or any sale of the underlying shares of common stock.

(2)	Mr. Kolb and Mr. Arens waived their rights to compensation and therefore have not and will not receive any compensation in connection with serving on the Board except for reimbursement of out-of-pocket expenses related to such service, pursuant to the Company’s non-employee director compensation policy.
(3)	Mr. Gallagher voluntarily resigned, effective February 17, 2026. Mr. Gallagher's resignation is not the result of any disagreement or conflict with the Company.
(4)	Ms. Smith voluntarily resigned, effective February 17, 2026. Ms. Smith’s resignation is not the result of any disagreement or conflict with the Company.
(5)	Mr. Kane voluntarily resigned, effective April 1, 2026. Mr. Kane’s resignation is not the result of any disagreement or conflict with the Company.
(6)	Mr. Kolb will not stand for re-election at the Company’s 2026 annual meeting of stockholders and Mr. Kolb’s term will end immediately prior to the commencement of the 2026 annual meeting of stockholders.
Health Catalyst - 20

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2026, and we are asking you and other stockholders to ratify this appointment. During fiscal 2025, Ernst & Young LLP served as our independent registered public accounting firm.
Although ratification of the appointment of Ernst & Young LLP is not required by our bylaws or otherwise, our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. In the event that the stockholders do not ratify the appointment of Ernst & Young LLP, our audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect a representative of Ernst & Young LLP will attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2025.
Audit Fees
The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended December 31, 2025 and 2024, inclusive of out-of-pocket expenses. All of these services were approved by our audit committee.

Fee Category	2025	2024
Audit Fees(1)	$2,235,000	$2,012,338
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,235,000	$2,012,338

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and accounting consultations billed as audit services.

Vote Required

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes properly cast for and against the proposal. Abstentions will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP, we do not expect any broker non-votes in connection with this proposal.

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Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.
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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the Exchange Act), or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, through any general statement incorporating by reference in its entirety the annual report on Form 10-K or the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board of directors. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Health Catalyst, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.
The audit committee’s general role is to assist the board of directors in monitoring the Company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the Company’s consolidated financial statements for its fiscal year ended December 31, 2025 and met with its management team, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review, and other matters it deemed relevant, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements for its fiscal year ended December 31, 2025 be included in its 2025 Annual Report on Form 10-K.

The Audit Committee

Justin Spencer (Chair)
Jill Hoggard Green
Julie Larson-Green

Health Catalyst - 23

PROPOSAL THREE:
ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers for fiscal 2025 as disclosed in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Many of the compensation opportunities provided to our named executive officers are significantly dependent on our financial performance, the performance of our stock, and the named executive officer’s individual performance, which are intended to drive creation of sustainable stockholder value. We intend to continue to emphasize what we believe to be responsible compensation arrangements that attract and retain high-caliber executive officers and motivate strong performance to achieve our short- and long-term business strategies and objectives. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2025 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.

Accordingly, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote “FOR” the following non-binding resolution:

RESOLVED, that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to Health Catalyst’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory, non-binding proposal requires the affirmative vote of a majority of the votes properly cast for and against the proposal. Abstentions will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. Broker non-votes have no effect on the outcome of this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
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PROPOSAL FOUR:
RESTATEMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PHASE OUT CLASSIFIED BOARD STRUCTURE

Our current amended and restated certificate of incorporation (the Current Charter) provides for a classified board of directors divided into three classes of directors with the classes elected for staggered three-year terms to hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that annual meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

As a part of our ongoing evaluation of our corporate governance practices and our engagement with stockholders, our board of directors previously considered the benefits and drawbacks of maintaining a classified board of directors. In connection with this evaluation, our board of directors included a proposal in the Company’s proxy statement relating to the company’s 2025 Annual Meeting of Stockholders held on July 9, 2025 (the 2025 Annual Meeting) to approve, on an advisory, non-binding basis, our board of directors initiating action to declassify our board of directors (the Non-Binding Declassification Proposal). Our board of directors recommended a vote “FOR” the Non-Binding Declassification Proposal, and the stockholders entitled to vote at the 2025 Annual meeting approved the Non-Binding Declassification Proposal.

After further considering the advantages and disadvantages of declassification and the overwhelming stockholder approval of the Non-Binding Declassification Proposal at the 2025 Annual Meeting, our board of directors has determined it is in the best interests of the Company and its stockholders to restate the Current Charter to declassify our board of directors over the next three years (as so restated, the Restated Charter). Accordingly, the board unanimously has approved, and recommends that the Company’s stockholders approve, the Restated Charter to restate the Current Charter to phase out the current classified board structure and provide for the annual election of all directors beginning with the 2029 annual meeting of stockholders.

If this Proposal Four is approved, our classified board of directors would be phased-out over a three-year period as follows: (i) at the Annual Meeting, the Class I director nominees would stand for election to serve a term expiring at the Company’s 2029 Annual Meeting of Stockholders (the 2029 Annual Meeting) pursuant to Proposal 1, (ii) at the Company’s 2027 Annual Meeting of Stockholders, the Class II director nominees would stand for election to serve a term expiring at the Company’s 2028 Annual Meeting of Stockholders (the 2028 Annual Meeting), (iii) at the 2028 Annual Meeting, the Class II director nominees and the Class III director nominees would stand for election for a term expiring at the 2029 Annual Meeting, and (iv) from and after the election of directors at the 2029 Annual Meeting, our board of directors would cease to be classified and all director nominees elected at the 2029 Annual Meeting and at each annual meeting of stockholders thereafter would stand for election to serve a term expiring at the following annual meeting of stockholders.

The Restated Charter would not shorten the term of any director or change the number of directors or our board of directors’ authority to change that number and to fill any vacancies or newly created directorships.

Under Delaware law, directors of companies that have a classified board may be removed by stockholders only for cause, unless the company’s certificate of incorporation provides otherwise, while directors of companies that do not have a classified board may be removed with or without cause. Under the Current Charter, our directors may be removed only for cause. Under the Restated Charter, (i) for so long as the board is classified, a director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class would be removable only for cause, and (ii) the removal of any director, whether with or without cause, would require the affirmative vote of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock then entitled to vote in an election of directors.

Health Catalyst - 25

The Restated Charter is attached to this Proxy Statement as Appendix B. The description of the Restated Charter included herein is a summary, is not complete, and is qualified in its entirety by reference to the full text of the Restated Charter. Stockholders are urged to read the Restated Charter in its entirety.

If this Proposal Four is approved, the Restated Charter will become legally effective when filed with the Delaware Secretary of State. The Company intends to file the Restated Charter promptly after the Annual Meeting if this Proposal Four is approved. At any time prior to the effectiveness of the Restated Charter, notwithstanding the approval of the Restated Charter by the stockholders of the Company through this Proposal Four, our board of directors may abandon the Restated Charter without further action by the stockholders.

If this Proposal Four is not approved, our board of directors will remain classified and, as such, our board of directors will remain divided into three classes of directors with the classes elected for staggered three-year terms pursuant to the Current Charter.

Vote Required

The affirmative vote of (i) not less than sixty-six and two-thirds percent (66 2⁄3%) of the outstanding shares of capital stock entitled to vote at the 2026 Annual Meeting and (ii) not less than sixty-six and two-thirds percent (66 2⁄3%) of the outstanding shares of each class entitled to vote at the Annual Meeting as a class, which is only one class of capital stock, is required to approve this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Recommendation of the Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RESTATEMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AS DESCRIBED IN THIS PROPOSAL.
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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the annual report on Form 10-K or the proxy statement in which this report appears, except to the extent that Health Catalyst specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the Company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended December 31, 2025.

MEMBERS OF THE COMPENSATION COMMITTEE:

Julie Larson-Green (Chair)
Jill Hoggard Green

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EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of May 1, 2026:

Name	Age	Position(s)
Benjamin Albert	53	Chief Executive Officer and Director
Jason Alger	42	Chief Financial Officer
Benjamin Landry	44	General Counsel
Linda Llewelyn(1)	59	Chief People Officer
_______________
(1) Linda Llewelyn will cease to serve as Chief People Officer effective June 1, 2026.

As previously disclosed, on February 12, 2026, the Board of Directors of Health Catalyst, Inc. appointed Benjamin Albert to succeed Mr. Burton as the Company’s Chief Executive Officer and principal executive officer, effective February 12, 2026. Mr. Albert stepped down as the Company’s Chief Operating Officer effective February 12, 2026. Previously, in connection with Mr. Albert’s appointment to President and Chief Operating Officer effective September 16, 2025, Dan LeSueur ceased serving as Chief Operating Officer and principal operating officer of the Company, effective September 15, 2025. The Company and Mr. LeSueur entered into an independent contractor agreement pursuant to which Mr. LeSueur served as a senior advisor until March 15, 2026.

On January 20, 2026, the Board of Directors of Health Catalyst, Inc. determined that Kevin Freeman would cease to serve as the Chief Commercial Officer of the Company on February 1, 2026. The Company and Mr. Freeman entered into a separation agreement and an independent contractor agreement pursuant to which Mr. Freeman is serving as a senior advisor from February 2, 2026 until December 1, 2026.

Information Concerning Executive Officers

The following biographical information is furnished with respect to our executive officers (except for Mr. Albert, whose biographical information appears above under “Information Concerning Director Nominees” under Proposal One: Election of Directors):

Jason Alger. Mr. Alger has served as our Chief Financial Officer since March 2024. Previously, Mr. Alger served as our Chief Accounting Officer from January 2021 to March 2024. Mr. Alger has also served as our Senior Vice President of Finance from September 2017 to December 2020, and as Controller from April 2013 to September 2017. Prior to that, Mr. Alger served in the assurance practice of Ernst & Young LLP. Mr. Alger is a certified public accountant and holds a M.Acc. from Brigham Young University.
Benjamin Landry. Mr. Landry has served as our General Counsel and Corporate Secretary since May 2023. Previously, Mr. Landry served as our Assistant General Counsel from July 2019 to April 2023. From April 2015 to July 2019, Mr. Landry served in a variety of legal roles at athenahealth, Inc., including as Associate General Counsel. Prior to that, Mr. Landry was an associate at Nixon Peabody LLP from February 2011 to April 2015. Mr. Landry holds a B.A. in English from Boston College and a J.D. from Northeastern University School of Law.
Linda Llewelyn. Ms. Llewelyn has served as our Chief People Officer since February 2018. From August 2015 to February 2018, Ms. Llewelyn served as our Vice President - Human Resources. Prior to that, Ms. Llewelyn served as a Human Resources Director from January 2014 to August 2015 and as a Human Resources Manager from June 2013 to January 2014. Ms. Llewelyn holds a B.S. from the University of Utah.
Health Catalyst - 28

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2025 regarding the compensation for:

•	Daniel Burton, our former Chief Executive Officer(1);

•	Jason Alger, our Chief Financial Officer;

•	Benjamin Albert, our Chief Executive Officer and President, and former Chief Operating Officer(2);

•	Kevin Freeman, our former Chief Commercial Officer(3);

•	Benjamin Landry, our General Counsel;

•	Dan LeSueur, our former Chief Operating Officer(4);

(1)	Effective February 12, 2026, Mr. Burton retired as Chief Executive Officer and principal executive officer.
(2)
Mr. Albert was appointed as our President, Chief Operating Officer and principal operating officer on September 16, 2025. On February 12, 2026, our Board appointed Mr. Albert to succeed Mr. Burton as the Company’s Chief Executive Officer and principal executive officer, effective February 12, 2026. Mr. Albert stepped down as the Company’s Chief Operating Officer effective February 12, 2026. Mr. Albert joined the company in January 2025 as part of the Upfront Healthcare Services acquisition.

(2)	On January 20, 2026, our Board determined that Mr. Freeman would cease to serve as the Chief Commercial Officer of the Company on February 1, 2026. The Company and Mr. Freeman entered into a separation agreement and an independent contractor agreement pursuant to which Mr. Freeman would serve as a senior advisor starting February 2, 2026 until December 1, 2026.
(3)	Mr. LeSueur ceased serving as Chief Operating Officer and principal operating officer of the Company, effective September 15, 2025. The Company and Mr. LeSueur entered into a separation agreement and an independent contractor agreement pursuant to which Mr. LeSueur would serve as an advisor for a brief period of time. Mr. LeSueur’s cessation of serving as Chief Operating Officer and principal operating officer of the Company is not the result of any disagreement or conflict with the Company. The Company and Mr. LeSueur entered into an independent contractor agreement pursuant to which Mr. LeSueur served as a senior advisor until March 15, 2026.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the named executive officers (NEOs).

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2025.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.

Health Catalyst - 29

Highlights of Fiscal 2025 Corporate Performance

In fiscal 2025, macroeconomic challenges (including high levels of inflation, high interest rates, uncertainty with tariffs, cuts in Medicaid and research funding, and regional or global conflicts (including the conflicts in the Middle East)) and the tight labor market continued to adversely affect workforces, organizations, governments, clients, economies, and financial markets globally. While those factors resulted in challenges related to our growth metrics in fiscal 2025 as compared to historical levels, we were encouraged to see improvements in our end market relative to recent years. We are helping clients achieve tangible savings and enhanced operational efficiency, positioning our organization as a valuable partner during this critical period. Likewise, we achieved strong performance across our business in fiscal 2025, especially related to our net new Platform Client additions and Adjusted EBITDA. Specific financial highlights of our performance in fiscal 2025 include:

•	Bookings: Net new Platform Client additions of 32, an increase as compared to fiscal 2024 performance.

•
Revenue: Total revenue was $311.1 million, an increase of 1% year-over-year. Technology revenue was $208.3 million, an increase of 7% year-over-year, and professional services revenue was $102.9 million, a decrease of 8% year-over-year.

•
Net Loss: GAAP net loss was $178.0 million, compared to $69.5 million for fiscal 2024. GAAP net loss per share, basic, was $2.55, compared to $1.15 for fiscal 2024. The increased net loss in 2025 compared to 2024 is largely driven by $105.4 million of goodwill impairment, which is primarily due to overall declines in our stock price and market capitalization. Adjusted Net Income was 13.0 million, compared to $16.9 million for fiscal 2024. Adjusted Net Income per share, basic, was $0.19, compared to $0.28, in fiscal 2024.

•	Adjusted EBITDA: Adjusted EBITDA was $41.4 million, compared to $26.1 million for fiscal 2024.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share, basic. For an explanation of management’s use of these measures and a reconciliation of each such measure to their most directly comparable measure in accordance with GAAP, please see Appendix A to this Proxy Statement.

Our achievements in fiscal 2025 also included:

•	meaningful investment and increased adoption of Ignite, our next-generation data platform software, enabling significant increases in scalability and modularity;

•	being recognized by Modern Healthcare’s Best Places to Work in Healthcare, Fortune 2025 Best Workplaces in Health Care, USA Today Top Workplace 2025, and earned recognition as one of India’s Best Workplaces;

•	being recognized for the 2025 MedTech Breakthrough Awards with top honors in patient experience and cybersecurity and honored on TIME’s inaugural list of the World’s Top HealthTech Companies of 2025, a curated ranking of 400 innovators reshaping healthcare technology;

•	successfully acquiring and beginning the integration process for Upfront Healthcare Services, Inc.;

•	increasing our Platform Clients to 162 as of December 31, 2025, compared to 130 as of December 31, 2024;

•	while our net loss increased primarily due to goodwill impairment, we achieved continued growth in positive Adjusted EBITDA in fiscal 2025 that was up more than 59% year over year; and

•	removing material annual run rate costs from operating expenses as part of our restructuring activities, and outperforming the original Adjusted EBITDA full year guidance provided at the beginning of 2025, demonstrating continued operating leverage in our business.

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Highlights of Fiscal 2025 Executive Compensation Program

Consistent with our performance and compensation objectives for fiscal 2025, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2025:

Base Salaries – Base salaries for our named executive officers were reviewed in light of salary market data, local market conditions, and company and individual performance, some of which were informed by our engagement of an independent compensation consultant, Aon. Consistent with these considerations and review, there were base salary increases for Mr. Albert, Mr. Alger, and Mr. Freeman in fiscal 2025 generally aligned with benchmarking performed by our compensation consultant. Mr. Albert’s salary was increased in connection with his promotion to Chief Operating Officer and President in September 2025.

Annual Performance-Based Incentives – In February 2025, our compensation committee approved the 2025 Bonus Plan that retained many of the same characteristics and metrics as the 2024 Bonus Plan, but 100% of the 2025 Bonus Plan target for all eligible team members were paid through PRSUs, based on selected Company performance objectives similar to those in place for fiscal 2024. The bonus pool achievement and payout was capped at 100%.

Long-Term Incentive Compensation – We granted long-term incentive compensation in the form of service-based vesting RSUs that may be settled for shares of our common stock to align the long-term incentive opportunities of all of our eligible team members, including our named executive officers, with the interests of our stockholders.

In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, in February 2025, each named executive officer, with the exception of Mr. Albert who received executive PRSUs upon his appointment to President and Chief Operating Officer effective September 16, 2025, was granted executive PRSUs with a three-year measurement period that includes performance targets for Total Shareholder Return (TSR) Achievement (weighted 25%), Revenue Growth Rate Achievement (weighted 25%), and Adjusted EBITDA Margin Achievement (weighted 50%), as part of their typical, annual long-term incentive plan (LTIP) equity grants. These PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance targets. The number of PRSUs that will vest for the 2025, 2026, and 2027 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2025, 2026, and 2027 vesting periods, each rounded to the nearest whole share.

The grant date fair values of these equity awards are set forth in the “Fiscal 2025 Summary Compensation Table” and the “Fiscal 2025 Grants of Plan-Based Awards Table” below.

Health Catalyst - 31

Fiscal 2025 Target Compensation Mix – As shown in the graphics below, approximately 87% of the target fiscal 2025 annual compensation for our CEO and, on average, 82% of the target fiscal 2025 annual compensation for the other named executive officers was at risk (i.e., variable) based on our performance, our stock price, or a combination of the two. The percentages for the PRSUs and RSUs below are calculated based on the grant date fair value assuming target achievement of performance measures.

2025 Target Compensation Mix

CEO Compensation
Non-Variable 13%
13%
38%
49%
Variable 87%
Base Salary: 13%
Total PRSUs: 49%
Long term RSU: 38%

Average NEO Compensation
Non-Variable 18%
18%
47%
35%
Variable 82%
Base Salary: 18%
Total PRSUs: 35%
Long term RSU: 47%

__________
Total PRSUs in the chart above include the executive PRSUs with a three-year measurement period that includes performance targets for TSR Achievement, Revenue Growth Rate Achievement, and Adjusted EBITDA Margin Achievement that are granted as part of their typical, annual LTIP equity grants, all as further described below and valued based upon target and share price at the time of grant.

Health Catalyst - 32

2025 Actual Compensation Mix

CEO Compensation

Non-Variable 29%
29%
42%
29%
Variable 71%
Base Salary: 29%
Total PRSUs: 29%
Long term RSU: 42%

__________
The average named executive officer’s base salary and cash bonus amounts presented in the chart above are based on the actual amounts paid out for fiscal 2025.

Total PRSUs presented in the chart above represent the estimated December 31, 2025 fair value of the amounts granted in fiscal 2025 that were outstanding as of December 31, 2025. The actual long-term RSU amount in the chart above was calculated as the fair value as of the vesting date for RSUs that vested during fiscal 2025 plus the estimated December 31, 2025 fair value of outstanding RSUs that were outstanding as of December 31, 2025.

Results of 2025 Say-on-Pay Vote and Stockholder Engagement

Our board values the opinions of our stockholders and believes an annual advisory, non-binding vote on our named executive officers compensation (SOP Vote) provides stockholders with an opportunity to share views on our named executive officers compensation. Last year at our 2025 Annual Meeting, we held our SOP Vote and received the support of approximately 98% of the votes cast. As a result, we plan to keep the 2026 executive compensation plan largely consistent with our 2025 executive compensation plan. We remain open to feedback from our stockholders regarding our compensation program, related disclosures and other matters related to our business.

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Looking Ahead - 2026 Compensation Update

In February 2026, our compensation committee approved the 2026 Bonus Plan and 2026 RSU equity grants that will retain most of the same characteristics as the 2025 Bonus Plan. Below is a summary of some of the notable updates to our 2026 compensation program for our named executive officers:

•
In order to maintain the alignment of the interests of our named executive officers with our long-term growth and interests of our stockholders as well as provide competitive compensation to our executives, each named executive officer who was still providing services as of February 25, 2026 was granted RSUs that vest quarterly over a three year vesting period.

•
100% of the 2026 Bonus Plan target for all eligible team members will be paid through cash, based on selected Company performance objectives similar to those in place for fiscal 2025. The bonus pool is funded based on Adjusted EBITDA achievement thresholds, and the achievement and payout is capped.

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Fiscal 2025 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2025 compensation policies and practices.

	What we do		What we do not do
☑	Use a pay-for-performance philosophy to align executive compensation with performance	☒	No “single-trigger” cash or equity change in control benefits for executives
☑	Use equity-based compensation, including RSUs and PRSUs, to generally deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒	No tax gross-ups on severance or change in control benefits
☑	Require a threshold level of achievement for payout with respect to each performance measure, including a minimum Adjusted EBITDA threshold, and cap payout of bonus	☒	No guaranteed bonuses or base salary increases
☑	Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	☒	No post-termination retirement, pension, or deferred compensation benefits
☑	Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒	No excessive perquisites, health, or other benefits, other than those that are generally available to our employees
☑	Conduct an annual review of our executive compensation strategy, competitiveness, and peer group	☒	No strict benchmarking of compensation to a specific percentile of our peer group
☑	Retain an independent compensation consultant who reports directly to our compensation committee	☒	No hedging or pledging of our securities by any employees or directors
Say-on-Pay Advisory Stockholder Vote on Executive Compensation

At the 2026 Annual Meeting of Stockholders, we will be conducting a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). See Proposal Three, above, in this Proxy Statement for more information.

We value the opinions of our stockholders, and when making compensation decisions for our named executive officers in the future, our board, and our compensation committee intend to consider the outcome of the say-on-pay advisory vote, in addition to other stockholder feedback that may be received throughout the year.

Executive Compensation Philosophy, Objectives, and Design
Our compensation philosophy is that an executive compensation program should drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. To support these objectives and deliver strong execution, our compensation programs are designed to:

•	attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
For this purpose, we use a mix of compensation elements including base salary, annual bonus (that includes a mix of cash and PRSUs for all team members), long-term equity incentives, and benefits, including potential post-termination severance benefits, to attract, retain, and incentivize our named executive officers.
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As further discussed in our 2025 Annual Report in the section titled “Business - The Health Catalyst Flywheel,” our team member engagement, which includes our executive team members, is central to our success and the success of our clients and stockholders. When team members feel connected to our mission and are listened to, cared for, and respected at an extraordinary level, they produce outstanding work, which enables our clients to measurably improve. As clients realize improvements, their trust in us builds, their engagement in our shared work increases, and they choose to renew and expand their relationship with us, while also referring us to key decision-makers at other potential clients. Client renewal, expansion, and referral produce growing, scalable, and predictable financial performance.
In determining the amount of each element of direct compensation awarded to the named executive officers, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements are consistent with the basic principles and objectives of our overall executive compensation program.
In general, we aim for a significant majority of the compensation opportunity for our named executive officers to be weighted towards equity (most of which vests over three or four years and some that vest based upon specific performance objectives), as opposed to cash compensation. We generally structure our executive compensation program to be weighted towards long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with executive compensation in our compensation peer group, which we also believe correlates with the growth of sustainable long-term value for our stockholders. As discussed above, we implemented a long-term PRSU executive compensation component for all named executive officers in fiscal 2025 for all named executive officers, including our CEO.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. As part of this review process, our compensation committee applies our values and the objectives outlined above.
Compensation Committee Oversight of Executive Compensation Process
Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers and the non-employee members of our board (described in the section titled “Corporate Governance—Non-Employee Director Compensation” above), and regularly reports to our board on its discussions, decisions and other actions.
Our compensation committee has overall responsibility for overseeing our compensation structure, policies, and programs generally, and for overseeing and evaluating the compensation plans, policies, and practices applicable to our executive officers.
Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.

Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities, and long-term incentive compensation opportunities of our named executive officers each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in the section titled “Other Compensation Policies—Equity Award Grant Policy” below.

Compensation-Setting Process
Role of the Compensation Committee

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions, and other actions. The compensation committee may establish and delegate its authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities, but it has not done so to date.
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Our compensation committee determines the target total direct compensation opportunities for our executive officers. When making these decisions, the compensation committee reviews the recommendations of our CEO and other data, including input from the independent compensation consultant, compensation survey data, and publicly-available compensation data of our peers. Our compensation committee then exercises its independent judgment to determine the target total direct compensation, and each element of compensation, for each of our executive officers.

Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to adjust the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th, and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data. For more information, see the section titled “Competitive Positioning” below.

When determining the amount and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others:

•	Our performance against the corporate performance objectives established by our compensation committee and our board;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group; and

•	the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead his or her function, and ability to work as part of a team.
These items reflect our core values and compensation parity among our individual executive officers and provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of the CEO

In discharging its responsibilities, our compensation committee works with members of management, including our CEO. Management assists our compensation committee by providing information on corporate and individual performance, competitive market compensation data, and management’s perspective on compensation matters. Our CEO makes compensation recommendations to our compensation committee for each of our executive officers (other than with respect to himself). These recommendations cover each executive officer’s total target direct compensation, consisting of base salary, short-term incentive opportunity, and long-term equity incentives. In making these recommendations, our CEO considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his duties, whether the executive has achieved his individual goals, and the relative compensation parity among all of our executive officers. Our compensation committee reviews the recommendation of our CEO and other data and then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our CEO. While our CEO typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our CEO when determining his compensation and when discussing certain other matters as well.

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Role of the Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from the committee’s annual executive compensation review. For fiscal 2025, our compensation committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (Aon), a top global consulting firm, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Aon was engaged to, among other things:

•	assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers;

•	assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair;

•	provide market practices for equity compensation design;

•	develop a compensation risk assessment;

•	coordinate with our management for data collection and job matching for our executive officers; and

•	support other ad hoc matters throughout the year.
Based on its consideration of the factors specified in SEC rules and the Nasdaq listing standards, our compensation committee does not believe that its relationship with Aon and the work of Aon on behalf of our compensation committee and our management team has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. The compensation committee also evaluated the independence of other outside advisors to the compensation committee, including outside legal counsel, considered the same independence factors, and concluded their work for the compensation committee does not raise any conflicts of interest and concluded Aon is independent.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.

In January 2025, with the assistance of Aon, our compensation committee reviewed our compensation peer group for fiscal 2025, which was generally developed from publicly-traded companies with three primary characteristics:

•	emphasis on software/consulting companies that may serve healthcare providers and health systems, where possible;

•
market capitalization between $200 million and $1.5 billion (peer group includes 25th percentile, 50th percentile, and 75th percentile of approximately $363 million, $562 million, and $1.5 billion, respectively for market cap measured in January 2025); and

•
revenue between $150 million and $750 million (peer group includes 25th percentile, 50th percentile, and 75th percentile of approximately $289 million, $333 million, and $408 million, respectively, for revenue as measured in January 2025).

Secondarily, we consider other characteristics such as headcount, revenue growth, TSR, and whether the companies are comparable in terms of attracting world-class talent. As measured in January 2025, we fell within approximately the 37th, 20th, and 18th percentiles relative to our peer group for fiscal 2024 with respect to revenue, market capitalization, and one-year TSR, respectively. Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in market capitalization and revenue growth for both our business and the businesses of our peers. Our compensation committee uses data drawn from the public filings of our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers.
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At the beginning of fiscal 2025, based on the foregoing, our compensation committee used the following compensation peer group to assist with the determination of compensation for our executive officers:

Fiscal 2025 Compensation Peer Group
Accolade	Consensus Cloud Solutions	Evolent Health	Nutex Health	Yext
American Well	Definitive Healthcare	Grid Dynamics	Phreesia	Zuora
Amplitude	DocGo	HealthStream	TruBridge
Certara	Domo	National Research	Upland Software

Everbridge, Model N, and Sharecare are no longer included in our peer group as compared to our peer group from fiscal 2024 because they were acquired and/or taken private. OptimizeRx is no longer included in our peer group as compared to our peer group from fiscal 2024 because its market cap and/or revenue growth no longer align with our target ranges for our fiscal 2025 peer group. Computer Programs and Systems rebranded to TruBridge and continues as part of the peer group. In addition, we have added Amplitude, Certara, Consensus Cloud Solutions, DocGo, Evolent Health, and Upland Software as part of our peer group for fiscal 2025 compensation decisions because each company aligns with our target peer group in terms of industry, market capitalization and revenue growth.

Elements of Our Executive Compensation Program
Our executive compensation program consists of the following primary components:

Element	Type of Element		Compensation Element	Objective
Base Salary	Fixed	•	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Performance-Based Incentives	Variable	•	PRSU awards (with a 1-year performance period) that may be earned and settled for shares of our common stock	Designed to motivate our executives to achieve annual business objectives contained in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives

Long-term Incentive Compensation	Variable	•	RSU awards that may vest and be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating executives to create sustainable long-term stockholder value
		•	PRSU awards (with a 3-year performance period) that may be earned and settled for shares of our common stock
Severance and change in control-related payments and benefits	Mix	•	Cash	Designed to attract and retain highly talented executives by providing severance and change in control-related payments and benefits that are competitive in the market
		•	Accelerated vesting of Stock Options, RSU, and/or PRSU awards

We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental, and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs made available to all our eligible employees. We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our named executive officers on the achievement of both our short-term and long-term objectives, and further aligns the interests of our executive officers with those of our stockholders.
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Base Salaries

We use base salaries to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our named executive officers. We provide base salary as a fixed source of compensation for each of our named executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.

The initial base salary of each executive officer is established through arm’s-length negotiation at the time the executive officer is hired, taking into account a variety of factors, including the executive’s qualifications, experience, and compensation expectations and comparable market data. Base salaries of named executive officers are reviewed annually by the compensation committee, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. Our compensation committee does not apply specific formulas in setting base salary levels or determining adjustments from year to year. However, in completing its annual review and adjustment, our compensation committee targets paying our named executive officers base salaries that are competitive with current market practice (as reflected by our compensation peer group).

The actual salaries paid to our named executive officers for fiscal 2025 and fiscal 2024 and the percentage change compared to fiscal 2024 are set forth below.

Named Executive Officer	Fiscal 2025 Base Salary	Fiscal 2024 Base Salary	Change from Fiscal 2024
Daniel Burton	525,000	$525,000	—%
Jason Alger(1)	353,125	338,333	4
Benjamin Albert(2)	343,722	N/A	N/A
Kevin Freeman(3)	395,625	387,500	2
Benjamin Landry	410,000	391,667	5
Dan LeSueur(4)	255,000	350,000	(27)
________________________

(1)	Mr. Alger’s base salary increased from $350,000 to $425,000 effective December 16, 2025.
(2)
Mr. Albert’s base salary increased from $310,500 to $475,000 effective September 16, 2025 in connection with his appointment as Chief Operating Officer and President. Mr. Albert joined the company in January 2025 as part of the Upfront Healthcare Services acquisition.

(3)	Mr. Freeman’s base salary increased from $395,000 to $410,000 to effective December 16, 2025.
(4)	Mr. LeSueur ceased serving as Chief Operating Officer and principal operating officer of the Company, effective September 15, 2025, so the salary included above is only through such date.

Annual Performance-Based Incentives
We use performance-based incentives to motivate our team members, including the named executive officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and targets for our Bonus Plan for that fiscal year and establishes the target annual incentive opportunity for each plan participant based on a percentage of each participant’s base salary, the performance measures and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year.
For our 2025 Bonus Plan, up to 100% of the 2025 Bonus Plan target was payable through PRSUs, based on selected Company performance objectives. In addition, our compensation committee considered the factors described in the section titled “Oversight of Executive Compensation Program—Compensation-Setting Process” above.
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Overview & Structure
In February 2025, our compensation committee adopted and approved the performance criteria and targets for fiscal 2025 under our Bonus Plan, as set forth in the section titled “Corporate Performance Measures” below. The Bonus Plan provides opportunities for incentive compensation for all team members, including the named executive officers, based on our actual achievement of pre-established corporate financial objectives. The target levels for the financial objectives were set at levels determined to be challenging and requiring substantial skill and effort by our named executive officers.

The 2025 Bonus Plan is designed such that participants are to receive 100% of their target bonus in PRSUs with a maximum 125% stretch threshold in specific categories that may counter lower achievement in other categories with a cap of 100% total payout in order to align the committee’s assessment of our named executive officers’ performance to our achievement of our annual operating plan.

Target Annual Incentive Compensation Opportunities

In February 2025, in connection with its review of our executive compensation program, our compensation committee approved the target annual incentive opportunities of our named executive officers, as set forth in the table below.

Target Performance-Based Incentives for Fiscal 2025

The target annual incentive bonus opportunities for our named executive officers for fiscal 2025 were as follows:

Named Executive Officer	Committed Base Salary	Target Performance-Based Incentive as Percent of Base Salary(1)	2025 Target Annual Incentive Bonus Opportunity(2)
Daniel Burton	$525,000	100%	$525,000
Jason Alger	425,000	65	276,250
Benjamin Albert	310,500	35	108,675
Kevin Freeman	410,000	100	410,000
Benjamin Landry	410,000	55	225,500
Dan LeSueur	445,000	70	311,500

(1)	Represents the total target performance-based incentive percent of base salary effective as of the annual bonus PRSU grant date of February 20, 2025 (March 17, 2025 for Mr. Albert).

(2)
Represents the fiscal 2025 target PRSU bonus amount for each of our named executive officers and was calculated based on 100% of the expected December 31, 2025 base salary and target bonus percentage as of March 17, 2025 for Mr. Albert and February 20, 2025 for all other NEOs. Refer to the section titled “Corporate Performance Measures and Bonus Plan Funding Methodology” below for more information.

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Corporate Performance Measures and Bonus Plan Funding Methodology

To measure performance for purposes of the Annual Bonus Plan, our compensation committee selected Company performance objectives as shown below:

Category	%		Fiscal 2025 Annual Bonus Plan Metric
Improvement(1)	6.7%(1)	•	Client satisfaction score
		•	Team member engagement score
	6.7%	•	Percentage of select clients(2) achieving measurable improvements
		•	Number of measurable improvements (all clients)
	6.7%	•	Percentage of projects on time
Growth	10%	•	Net New / Total Number of Platform Clients
	15%	•	New Platform Client ARR+NRR
	15%	•	Platform Client Dollar-based Net Retention
Scale	40%	•	Adjusted EBITDA

(1)	Based on the lower of the client satisfaction or team member engagement scores.

(2)	Select clients include participating Platform Clients and certain other participating clients.

Below are selected definitions of our 2025 metrics:

Platform Clients are defined as: (i) all Platform Clients as of December 31, 2024 under our historical definition (formerly referred to as DOS Subscription Clients, which we also referred to as Platform Subscription Clients), and (ii) as of January 1, 2025, any client that signs technology contracts with at least $100,000 of incremental total annual recurring revenue (ARR) and non-recurring revenue (NRR) in a given calendar year, inclusive of clients that come through acquisition if we first begin recognizing revenue for the client post-acquisition and that total ARR and NRR exceeds $100,000 in that calendar year, so long as such client maintains an active subscription as of the end of the period. Once a client is designated as a Platform Client, it will continue to be a Platform Client unless it is no longer a client with an active subscription as of the end of the period.

Dollar-based Retention Rate We calculate our Dollar-based Retention Rate as of a period end by starting with the sum of the technology and Tech-Enabled Managed Services (TEMS) ARR from our Platform Clients as of the date 12 months prior to such period end (prior period 2025 ARR). This calculation excludes professional services ARR and non-recurring revenue. We then calculated the sum of the ARR from these same clients as of the current period end (current period 2025 ARR). Current period 2025 ARR includes any upsells and also reflects contraction or attrition over the trailing twelve months but excludes ARR from new Platform Clients added in the current period who were not clients at the beginning of such period. This current period 2025 ARR may include acquired ARR from clients (i.e., through acquisition of a company) that overlap with the Platform Clients in a given calendar year. We then divide the current period 2025 ARR by the prior period 2025 ARR to arrive at our Dollar-Based Retention Rate for Technology and TEMS. We calculate applicable ARR for each Platform Client as the expected monthly recurring revenue of our clients as of the last day of a period multiplied by 12. Because our primary business model is to contract for our Platform, analytics applications, and TEMS, our Dollar-Based Retention Rate calculated above only includes our Platform Clients. App Clients that do not meet the definition of a Platform Client, which are primarily legacy Medicity, Able Health, Healthfinch, Vitalware, Twistle, KPI Ninja, ARMUS, ERS, Carevive, Lumeon, Intraprise, and Upfront clients, are not included in the Dollar-Based Retention Rate metrics. As it relates to TEMS, we define this cohort of clients as Platform Clients who subscribe to a Tech-Enabled Managed Services contract with the exception of our pilot ambulatory TEMS offering related to specific ambulatory services agreements, which were sunset in 2025 and which is excluded from Dollar-Based Retention Rate calculations in prior, current and future periods. This cohort of technology and TEMS ARR from our Platform Clients represented the majority of our ARR as of December 31, 2025 and 2024.
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Adjusted EBITDA as reflected in our quarterly and annual financial statements is a non-GAAP financial measure that we define as net loss adjusted for (i) interest and other (income) expense, net, (ii) income tax provision (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) acquisition-related costs, net, (vi) litigation costs, (vii) restructuring costs, (viii) impairment of goodwill and intangible assets, and (ix) non-recurring lease-related charges, as applicable. Adjusted EBITDA Margin is a non-GAAP financial measure that we define as Adjusted EBITDA as a percentage of total revenue. For an explanation of our management’s use of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of net loss and net loss margin,, the most directly comparable financial measures calculated in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, please see Appendix A to this Proxy Statement.

Measurable improvements represent meaningful (i.e., significant enough to present to the client), favorable changes that have been quantified and approved by the client.

The target levels required for 100% achievement for the corporate performance measures under our Bonus Plan were approved by our compensation committee and board of directors. The compensation committee set high target thresholds to ensure that incentive payments would only follow significant achievement and total payouts could have been as low as 0% if minimum thresholds were not met. The total payouts for each individual metric were capped at 125%, while the total combined payouts were capped at 100% of the target amounts.

Performance in Fiscal 2025 and Payouts

In February 2026 our compensation committee assessed our performance against the composite targets established under the 2025 Annual Bonus Plan and the actual achievement compared to the target are described below. The achievement percentages displayed in the tables below are zero if the minimum bonus threshold was not reached, 50% if the threshold was reached, 100% if the target was reached, 125% if the stretch goal was reached, or the percentage achieved of the range between the threshold, target, and stretch performance amounts. The Improvement, Growth, and Scale metrics are capped at 125% with a combined 100% total payout cap. The compensation committee has endeavored to set the performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.

Category	% Weighting	Actual Achievement of Target	Performance Measure	Threshold	Target	Stretch	Actual Result
Improvement	6.7%	90%	Client satisfaction score	7.0	8.0	8.5	7.8
		—%	Team member engagement score	4.1	4.3	4.4	3.8
	6.7%	60%	Percentage of select clients achieving measurable improvements	60%	75%	85%	62%
		125%	Number of measurable improvements (all clients)	135	170	185	247
	6.7%	105%	Percentage of projects on time	60%	80%	90%	82%
For the Improvement category, the client satisfaction score was determined based on client survey results converted to a scale of 1 to 10. The actual team member engagement score was determined based on Gallup survey results converted to a scale of 1 to 5. These survey results provide us with feedback from our users and team members and provide a valuable non-financial strategic input for our leadership team in running our business. Our client satisfaction score in fiscal 2025 was 7.8 and the comparable measure of team member engagement score was 3.8. The improvement bonus payout for our named executive officers is based on the lower of the two metrics which, for the team member engagement score, did not meet the threshold target amount of 4.1.

Measurable improvements represent a meaningful, favorable change that has been quantified and approved by the client. Measurable improvements provide a non-financial metric for leadership that demonstrates how we are adding value to our clients and accelerates the Health Catalyst flywheel.
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The percentage of select clients achieving measurable improvements was 62%, which was above the minimum threshold of 60% but below the performance target of 75%. The number of measurable improvements for all clients was 247 which was above the stretch goal of 185.

We track the percentage of projects completed on time as an important, non-financial metric for leadership that demonstrates how we are providing timely service and value to our clients and accelerates the Health Catalyst flywheel. The percentage of projects completed on time was 82%, which was above the performance target of 80%.

Category	% Weighting	Actual Achievement of Target	Performance Measure	Threshold	Target	Stretch	Actual Result
Growth	10%	—%	Net New / Total Number of Platform Clients	40 / 170	50 / 180	55 / 185	Below Minimum Threshold
	15%	—%	New Platform Client ARR+NRR ($ millions)	$20.0	$25.0	$27.5
	15%	—%	Platform Client Dollar-based Net Retention	103%	105%	106%
With respect to the Growth category, actual new client growth, measured as net new and total Platform Clients, was below the minimum threshold goal of 40 net new and 170 total Platform Clients in fiscal 2025. New Platform Client ARR+NRR was below the minimum threshold of $20.0 million in fiscal 2025. Platform Client Dollar-based Net Retention was below the minimum threshold of 103% in fiscal 2025.

Category	% Weighting	Actual Achievement of Target	Performance Measure	Threshold	Target	Stretch	Actual Result
Scale	40%	64%	Adjusted EBITDA ($ millions)	$40.0	$45.0	$47.5	$41.4
For assessing performance, our fiscal 2025 Adjusted EBITDA was a significant improvement compared to the $26.1 million of Adjusted EBITDA from fiscal 2024 and exceeded the minimum threshold of $40.0 million, but was below the performance target of $45.0 million. Adjusted EBITDA is a non-GAAP financial measure. For an explanation of our management’s use of Adjusted EBITDA and a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, please see Appendix A to this Proxy Statement.
As a result, the total actual annual performance-based incentive compensation for our named executive officers under the Annual Bonus Plan in fiscal 2025 were as follows:

Named Executive Officer	2025 Target Annual Performance-Based Incentive Compensation Opportunity	2025 Actual Annual Performance-Based Incentive Compensation(1)
Daniel Burton	$525,000	$79,183
Jason Alger	276,250	41,666
Benjamin Albert	108,675	15,448
Kevin Freeman(2)	410,000	34,011
Benjamin Landry	225,500	61,838
Dan Lesueur(2)	311,500	46,983

(1)
Based on our actual achievement against the composite targets established under the 2025 Annual Bonus Plan, the resulting total composite bonus achievement percentage resulted in 39% of the 2025 annual bonus PRSUs vesting. The actual annual performance-based incentive compensation calculated above is based on the actual number of 2025 annual bonus PRSUs vested multiplied by the December 31, 2025 closing share price. The decrease in price per share compared to the original grant dates resulted in these values being approximately 15% of the target annual performance-based incentive compensation opportunity amounts as of December 31, 2025.

(2)	Messrs. Freeman and LeSueur remained eligible for the annual performance-based incentive compensation after their previously noted departures as part of their separation agreements.
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Long-Term Equity Incentives
In 2011, our board adopted the Health Catalyst, Inc. 2011 Stock Incentive Plan (the 2011 Plan), which provided for the direct award, sale of shares, and granting of options for our common stock to our directors, team members, or consultants. In connection with our initial public offering (IPO), our board of directors adopted the 2019 Stock Option and Incentive Plan (the 2019 Plan). The 2019 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce, including the grant of incentive and nonstatutory stock options, restricted and unrestricted stock, RSUs, PRSUs, and stock appreciation rights to our directors, team members, or consultants.
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program and our team member compensation program. The realized value of these equity awards has a direct relationship to our stock price; therefore, these awards are an incentive for our named executive officers and all of our team members to create value for our stockholders. Equity awards also help us retain qualified executive officers and team members in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Equity Award Grant Policy” below.

For fiscal 2025, our compensation committee determined that the equity awards to be granted to our chief executive officer should be in the form of 50% RSUs and 50% long-term PRSUs and the equity awards to be granted to our other executive officers should be in the form of approximately 66.67% RSUs and 33.33% long-term PRSUs. Equity awards in the form of RSUs and PRSUs provide retention incentives for our named executive officers and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. The equity awards granted to our named executive officers in fiscal 2025 are set forth in the “2025 Summary Compensation Table” and the “2025 Grants of Plan-Based Awards Table” below.

RSUs

We believe RSUs provide a strong retention incentive for our named executive officers, provide a reward for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines, and are less dilutive than stock options to our stockholders. All RSUs are granted under our 2019 Plan and are settled for shares of our common stock. In fiscal 2025, we granted our named executive officers RSUs that vest as to one-third of such shares on December 1 of such grant year and in 8 approximately equal quarterly installments thereafter, so long as the named executive officer continues a service relationship with us through the applicable vesting dates.

Long-term PRSUs
Fiscal 2025-2027 PRSUs
In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, each named executive officer as of February 20, 2025 (or September 24, 2025 in the case of Mr. Albert) was granted executive PRSUs with a three-year measurement period (Fiscal 2025-2027 PRSUs) that includes performance targets for TSR Achievement (weighted 25%), Revenue Growth Rate Achievement (weighted 25%), and Adjusted EBITDA Margin Achievement (weighted 50%), as part of their typical, annual LTIP equity grants. These PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance targets. The number of PRSUs that will vest for the 2025, 2026, and 2027 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2025, 2026, and 2027 vesting periods, each rounded to the nearest whole share.

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Our compensation committee selected the following Company performance objectives for these Fiscal 2025-2027 PRSUs as shown below:

Fiscal 2025-2027 PRSU Metrics	% Weighting	Why It Matters
TSR Achievement(1)	25%	Aligns our three-year stock performance to the Russell 3000 index. Investors recognize TSR as an appropriate measure to motivate executives and achieve alignment with shareholder interests.
Revenue Growth Rate Achievement(2)	25%	Establishes forward looking three-year GAAP revenue growth targets, providing an effective indicator of future top-line growth prospects and driving long-term performance and value creation. Aligns with our technology and professional services growth strategy.
Adjusted EBITDA Margin Achievement(3)	50%	Aligns three-year Adjusted EBITDA Margin growth resulting from the effective execution of our strategic operating plan to broadly comparable companies subject to similar external market and economic factors. Our ability to generate long-term profitability is critical to our growth and funding of operating and investing activities.

(1)	Based on our TSR as a percentile of the TSR for the Russell 3000 for the applicable fiscal year vesting period.

(2)	Based on our total GAAP revenue annual growth rate relative to the prior fiscal year for the applicable fiscal year vesting period.

(3)	Based on our Adjusted EBITDA as a percentage of total GAAP revenue for the applicable fiscal year vesting period.
Our compensation committee set the Adjusted EBITDA Margin and Revenue Growth Rate thresholds and targets separately for each of the three fiscal years in the fiscal 2025-2027 performance period based on our long-term strategic plan, as well as consideration of long-term performance expectations for the Russell 3000. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term commitments.
Fiscal 2025-2027 PRSU Performance Goals and Actual Vesting

In February 2026 our compensation committee assessed our performance against the composite targets established for fiscal 2025 as part of the Fiscal 2025-2027 PRSUs and long-term incentive plan and the actual achievement compared to the target is described below.

Fiscal 2025-2027 PRSUs
Performance Period	% Weighting	Performance Metric	% Weighting	Threshold	Target	Actual Result	Weighted Performance
Fiscal 2025	33.33%	TSR Percentile	25.0%	30.0%	55.0%	3.7%	—%
		Revenue Growth	25.0%	6.0%	10.0%	1.5%	—%
		Adjusted EBITDA Margin	50.0%	8.0%	11.0%	13.3%	50.0%
Fiscal 2025 Final Vesting Percentage							50.0%
Fiscal 2026	33.33%	TSR Percentile	25.0%	30.0%	55.0%	TBD	To be determined (TBD)
		Revenue Growth Rate	25.0%	10.0%	13.0%
		Adjusted EBITDA Margin	50.0%	10.0%	13.0%
Fiscal 2026 Final Vesting Percentage							TBD
Fiscal 2027	33.34%	TSR Percentile	25.0%	30.0%	55.0%	TBD	TBD
		Revenue Growth Rate	25.0%	6.0%	10.0%
		Adjusted EBITDA Margin	50.0%	11.0%	14.0%
Fiscal 2027 Final Vesting Percentage							TBD

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The vesting opportunity in respect to each Fiscal 2025-2027 PRSU metric and fiscal year is calculated separately according to the vesting percentages described below.

Performance Metric	Below Threshold	Threshold	Target
Vesting (% of Target)	—%	75%	100%
If the performance metric achievement for a given fiscal year and performance metric is between the threshold and target, the vesting percentage is calculating using interpolation between the threshold and target vesting percentages shown above.
Fiscal 2024-2026 PRSUs
In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, each named executive officer as of February 20, 2024 (or March 1, 2024 in the case of Mr. Alger) was granted executive PRSUs with a three-year measurement period (Fiscal 2024-2026 PRSUs) that includes performance targets for TSR Achievement (weighted 25%), Revenue Growth Rate Achievement (weighted 25%), and Adjusted EBITDA Margin Achievement (weighted 50%), as part of their typical, annual LTIP equity grants. These PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance targets. The number of PRSUs that will vest for the 2024, 2025, and 2026 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2024, 2025, and 2026 vesting periods, each rounded to the nearest whole share.
In February 2026 our compensation committee assessed our performance against the composite targets established for fiscal 2025 as part of the Fiscal 2024-2026 PRSUs and long-term incentive plan and the actual achievement compared to the target is described below.

Fiscal 2024-2026 PRSUs
Performance Period	Performance Metric	% Weighting	Threshold	Target	Actual Result	Weighted Performance
Fiscal 2025	TSR Percentile	25.0%	25.0%	55.0%	3.7%	—%
	Revenue Growth Rate	25.0%	5.0%	10.0%	1.5%	—%
	Adjusted EBITDA Margin	50.0%	7.0%	10.0%	13.3%	50.0%
Fiscal 2025 Final Vesting Percentage						50.0%
Fiscal 2023-2025 PRSUs Vesting
In order to further align the interests of our named executive officers with our long-term growth and interests of our stockholders, each named executive officer as of February 22, 2023, other than Daniel Burton, was granted executive PRSUs with a three-year measurement period (Fiscal 2023-2025 PRSUs) that includes performance targets for TSR Achievement, Revenue Growth Rate Achievement, and Adjusted EBITDA Margin Achievement, as part of their typical, annual LTIP equity grants (with similar terms and metrics as described above, although the performance targets are each weighted equally). The number of PRSUs that will vest for the 2023, 2024, and 2025 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2023, 2024 and 2025 vesting periods, each rounded to the nearest whole share.
In February 2026 our compensation committee assessed our performance against the composite targets established for fiscal 2025 as part of the Fiscal 2023-2025 PRSUs and long-term incentive plan and the actual achievement compared to the target is described below.
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Fiscal 2023-2025 PRSUs
Performance Period	Performance Metric	% Weighting	Threshold	Target	Actual Result	Weighted Performance
Fiscal 2025	TSR Percentile	33.3%	30.0%	55.0%	3.7%	—%
	Revenue Growth Rate	33.3%	13.0%	20.0%	1.5%	—%
	Adjusted EBITDA Margin	33.3%	6.5%	10.0%	13.3%	33.3%
Fiscal 2025 Final Vesting Percentage						33.3%
Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan, employee stock purchase plan, and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees, except our executive officers, including our named executive officers, are also eligible for certain additional Company-paid executive life insurance and executive long-term disability insurance premiums.

Perquisites and Other Personal Benefits

We generally do not provide perquisites to our executives, other than Company-paid executive life insurance and executive long-term disability insurance premiums, reimbursement for relocation expenses, as needed, and certain other de minimis perquisites to our executive officers, including our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective, or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our named executive officers will be subject to review and approval by our compensation committee.

401(k) plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the Code). We now provide a matching contribution of 50% of employee contributions up to 4% of compensation, which vests after two years of service. During the first half of fiscal 2025 we provided a matching contribution of 100% of employee contributions up to 4% of compensation, which were paused during the second half of fiscal 2025.

The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Executive employment arrangements

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. In connection with our IPO, we have adopted an executive severance plan (the Executive Severance Plan) providing for cash severance upon certain terminations of employment and “double-trigger” equity vesting acceleration in the event of certain terminations of employment in connection with or following a sale of the Company. Each of our named executive officers participates in the Executive Severance Plan and the Executive Severance Plan replaces the severance provisions in such named executive officers’ offer letters, if any.

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Executive Severance Plan

The Executive Severance Plan provides that upon a termination of employment by us other than for “cause” (as defined in the Executive Severance Plan), or for death or “disability” (as defined in the Executive Severance Plan) outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (as defined in the Executive Severance Plan) and ending on the one-year anniversary of the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for a “Tier 1 Executive” (as defined in the Executive Severance Plan and which means the Company’s chief executive officer, Mr. Burton) and 9 months’ base salary for a “Tier 2 Executive” (as defined in the Executive Severance Plan and which include the named executive officers other than Mr. Burton), payable over 12 months or 9 months, respectively, and (ii) monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for a Tier 1 Executive and 9 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan), in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 150% of base salary for a Tier 1 Executive and 100% of base salary for a Tier 2 Executive, (ii) a lump sum amount equal to 150% for a Tier 1 Executive and 100% for a Tier 2 Executive, of the participant’s annual target bonus in effect immediately prior to such termination (or the participant’s annual target bonus in effect immediately prior to the change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for a Tier 1 Executive and 12 months for a Tier 2 Executive; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation, and (iv) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

Individual agreements in place during the year ended December 31, 2025 for our named executive officers
Daniel Burton
On September 26, 2011, we entered into an offer letter with Mr. Burton to serve as our Chief Executive Officer. The offer letter provides for Mr. Burton’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

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Effective February 12, 2026 and February 17, 2026, Mr. Burton retired as Chief Executive Officer and resigned from our board, respectively. In connection with his retirement, we entered into a transition agreement with Mr. Burton. The transition agreement provides for an average monthly base salary of $10,000 beginning March 1, 2026 and healthcare continuation coverage in exchange for his continued employment, the forfeiture of all of his unvested restricted stock units and unvested performance-based stock units that are otherwise eligible for vesting after March 2, 2026 and a general release of claims. The transition agreement covers the period from March 1, 2026 through December 31, 2026, where Mr. Burton serves as senior advisor.

Jason Alger
On April 4, 2013, we entered into an offer letter with Mr. Alger, who currently serves as our Chief Financial Officer. The offer letter provides for Mr. Alger’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Benjamin Albert
On January 22, 2025, we entered into an offer letter with Mr. Albert to serve as the Chief Executive Officer of the Upfront Healthcare Services business unit of the Company. On September 16, 2025, Mr. Albert was appointed to the role of President and Chief Operating Officer of the Company. Effective February 12, 2026, Mr. Albert was appointed to the role of Chief Executive Officer of the Company and resigned as Chief Operating Officer. The offer letter provides for Mr. Albert’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Kevin Freeman
On August 7, 2020, we entered into an offer letter with Mr. Freeman, who served as our Chief Commercial Officer. The offer letter provides for Mr. Freeman’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Effective February 1, 2026, Mr. Freeman ceased serving as Chief Commercial Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. Freeman. As part of his separation agreement, Mr. Freeman was entitled to receive (i) a cash payment of $307,500, which represented nine months of his salary payable in a cash lump sum, and (ii) COBRA continuation payments for up to nine months. As part of his consulting agreement, Mr. Freeman was entitled to continued vesting of RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before December 1, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after December 1, 2026 were forfeited with no additional equity, cash or other forms of compensation as part of the separation and consulting agreements. The consulting agreement covers the period from February 2, 2025 through December 1, 2026, where Mr. Freeman serves as senior advisor, and in return he is receiving the benefits noted above. All of these payments and benefits were in exchange for Mr. Freeman’s execution of a general release of claims in favor of us and our affiliates.

Benjamin Landry
On March 27, 2023, we entered into an offer letter with Mr. Landry, who currently serves as our General Counsel. The offer letter provides for Mr. Landry’s at-will employment and sets forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Dan LeSueur
On October 17, 2011, we entered into an offer letter with Mr. LeSueur, who served as our Chief Operating Officer. The offer letter provided for Mr. LeSueur’s at-will employment and set forth his initial annual base salary, initial target annual bonus, and his eligibility to participate in our benefit plans generally.

Effective September 15, 2025, Mr. LeSueur ceased serving as Chief Operating Officer. In connection therewith, we entered into a separation agreement and a consulting agreement with Mr. LeSueur. As part of his separation agreement, Mr. LeSueur was entitled to receive (i) a cash payment of $270,000, which represented nine months of his salary payable in a cash lump sum, and (ii) COBRA continuation payments for up to nine months. As part of his consulting agreement, Mr. LeSueur was entitled to continued vesting of RSUs and PRSUs previously granted when he was an employee that were eligible to vest on or before March 15, 2026.
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All RSUs and PRSUs previously granted that were scheduled to vest after March 15, 2026, were forfeited with no additional equity, cash or other forms of compensation as part of the separation and consulting agreements. The consulting agreement covered the period from September 15, 2025 through March 15, 2026, where Mr. LeSueur served as senior advisor, and in return he received the benefits noted above. All of these payments and benefits were in exchange for Mr. LeSueur’s execution of a general release of claims in favor of us and our affiliates. Mr. LeSueur is no longer providing services to the Company.

Other Compensation Policies

Equity Award Grant Policy
Our compensation committee has adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, which was most recently amended in February 2021, our compensation committee has delegated certain limited authority to a delegated committee, made up of our CEO and Chief Financial Officer, to grant routine new hire, promotion, refresh, and certain other equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The delegated committee may not grant equity awards to its members and the other four highest paid executive officers, or equity awards that would cause the aggregate grant date fair value of equity grants to an individual to exceed $1,500,000. Grants of equity awards are generally made quarterly and will be effective on the date such grant is approved by our compensation committee or delegated committee, as applicable.

Policy Prohibiting Hedging and Pledging of Company Securities
Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding Company securities in a margin account. Our insider trading policies require that our named executive officers may trade in our securities only pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act. Certain other employees and our directors are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Equity Award Timing Policies and Practices
While we have not granted any stock options to NEOs in 2025, grants of options to purchase our common stock, including for our NEOs, are generally based upon a predetermined schedule each year as a part of the annual compensation process described in the “Long-Term Equity Incentive” section above. If annual long-term incentive compensation is determined to be appropriate, our board, the compensation committee or applicable designee approves any annual grants of equity awards, which can include stock options, for continuing team members in the first fiscal quarter commensurate with the prescheduled board and committee meetings. The grant dates of stock options are generally selected so as not to be within a short period of time, as described in the SEC’s Staff Accounting Bulletin 120 (SAB 120), prior to the release of MNPI such as on Forms 8-K, 10-Q or 10-K. Grants of stock options may occur at other times during the year due to business needs, such as for a newly hired team members or officers or newly appointed board members, though our current compensation program does not include stock options. The board, compensation committee or applicable designee does not anticipate the timing of disclosure of MNPI when determining the timing and terms of such awards, and we do not time the release of MNPI for the purpose of affecting the value of executive compensation. Exercise prices of stock options are based on the closing price of the underlying common stock on the grant date, subject to the applicable rules for non-qualified stock options and incentive stock options under our equity plan. Vesting dates for stock options typically follow a standard monthly cadence and would not be timed to anticipate the release of MNPI.
There were no grants of options to our NEOs within four business days before or one business day after the release of MNPI on Forms 8-K, 10-Q or 10-K in 2025. As such, no table of such option grants is presented under Item 402(x) of Regulation S-K.
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Tax and Accounting Considerations

Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite our compensation committee’s efforts to structure certain performance-based awards that were granted prior to November 2, 2017, in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

Further, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. Our compensation committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements, and equity awards. We have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
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2025 Summary Compensation Table
The following table provides information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2025, 2024, and 2023 (or shorter time as a named executive officer).

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Nonequity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Daniel Burton(4), Chief Executive Officer	2025	$525,000	—	$3,444,040	$—	$22,119	$3,991,159
	2024	525,000	—	4,685,318	267,388	16,435	5,494,141
	2023	—	—	—	—	—	—
Jason Alger, Chief Financial Officer	2025	353,125	—	1,623,106	—	12,241	1,988,472
	2024	338,333	—	826,581	108,441	13,800	1,287,155
	2023	217,250	—	495,014	36,026	21,325	823,615
Benjamin Albert(5), Chief Operating Officer and President	2025	343,722	587,610	2,089,140	—	6,555	3,027,027
Kevin Freeman, Chief Commercial Officer	2025	395,625	—	1,401,185	—	14,712	1,811,522
	2024	387,500	—	1,564,820	197,358	13,800	2,163,478
	2023	350,000	—	188,717	92,970	13,200	644,887
Benjamin Landry, General Counsel	2025	410,000	—	928,134	—	9,036	1,347,170
	2024	391,667	—	1,066,923	99,740	13,819	1,572,149
	2023	268,388	—	637,213	29,356	11,348	946,304
Dan LeSueur(6), Former Chief Operating Officer	2025	255,000	—	1,390,595	—	118,672	1,764,267

(1)	Amount represents an acquisition-related bonus paid to Mr. Albert that was funded by the stockholders of Upfront Healthcare Services, Inc. in connection with its acquisition by our Company.

(2)
There were no stock options granted during the years presented. The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs granted in each year presented, computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures not related to the performance-based vesting of PRSUs. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant of the award. The grant date fair value of the PRSUs is based on the probable outcome of the vesting conditions as of the grant date. For fiscal 2025, the grant date fair value of all annual bonus PRSUs at maximum performance achievement, are $384,624, $202,388, $61,950, $300,375, $165,208, and $228,214 for Messrs. Burton, Alger, Albert, Freeman, Landry, and LeSueur. For fiscal 2025, the grant date fair value of all long-term PRSUs at maximum performance achievement, are 1,463,976, $445,128, $611,470, 346,210, $237,401, and $380,832 for Messrs. Burton, Alger, Albert, Freeman, Landry, and LeSueur.

(3)	Represents the cash amounts earned by our named executive officers under our short-term incentive plan (the Bonus Plan), based on our achievement of certain corporate performance goals. In fiscal 2025 the annual bonus payout consisted 100% of PRSUs and are included in the Stock Awards column above. For a description of the Bonus Plan, see the section titled “Compensation Discussion and Analysis – Annual Performance-Based Incentives” above.

(4)
For fiscal 2025, the amounts reported represent matching contributions made by us under our 401(k) plan ($13,313, $12,087, $6,555, $14,000, $9,036, and $12,819, for Messrs. Burton, Alger, Albert, Freeman, Landry, and LeSueur respectively), executive life insurance premiums paid by us ($578 for Mr. Burton and $348 for Mr. LeSueur), executive long-term disability insurance premiums paid by us ($8,228 for Mr. Burton and $505 for Mr. LeSueur), gift cards paid by us as part of a benefit provided to all team members ($154 for Mr. Alger and $712 for Mr. Freeman), and severance paid by us ($128,445 for Mr. LeSueur in fiscal 2025 with an additional $165,000 paid in January 2026).

(5)
Mr. Burton voluntarily reduced his cash and new equity compensation by 100% from July 2022 through December 2023 in response to the challenging macroeconomic environment and to lead by example as part of our cost reduction initiatives. As part of his compensation reduction, he also declined receiving the cash portion of his annual bonus for fiscal 2022 and 2023. Effective January 1, 2024, his base salary increased to $525,000.

(6)	Mr. Albert commenced employment with us in January 2025, and became our Chief Operating Officer and President effective September 15, 2025.

(7)	Mr. LeSueur ceased serving as Chief Operating Officer effective September 15, 2025. After stepping down, Mr. LeSueur continued to provide service to the Company as an independent contractor and senior advisor until March 15, 2026.

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2025 Grants of Plan-Based Awards Table
The following table shows information regarding grants of non-equity and equity awards that we made during fiscal 2025 to each of the named executive officers listed in the Summary Compensation Table.

			Estimated future payouts under non-equity incentive plan awards ($)(1)		Estimated future payouts under equity incentive plan awards (# of PRSUs)(2)		All Other Stock Awards (# of RSUs)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Target (100%)	Maximum (130%)	Threshold	Target/Maximum (100%)
Daniel Burton	Cash	—	—	—
	Annual Bonus PRSU	2/20/25			5,692	84,951		384,624
	Long-term PRSU	2/20/25			18,500	296,000		1,463,976
	RSU	2/20/25					296,000	1,595,440
Jason Alger	Cash	—	—	—				—
	Annual Bonus PRSU	2/20/25			2,995	44,701		202,388
	Long-term PRSU	2/20/25			5,625	90,000		445,128
	RSU	2/20/25					181,000	975,590
Benjamin Albert	Cash	—	—	—
	Annual Bonus PRSU	3/17/25			1,110	16,573		61,950
	Long-term PRSU	9/24/25			14,563	233,000		611,470
	RSU	3/17/25					18,000	80,100
	RSU	9/24/25					467,000	1,335,620
Kevin Freeman(5)	Cash	—	—	—
	Annual Bonus PRSU	2/20/25			4,445	66,343		300,375
	Long-term PRSU	2/20/25			4,375	70,000	—	346,210
	RSU	2/20/25			—	—	140,000	754,600
Benjamin Landry	Cash	—	—	—
	Annual Bonus PRSU	2/20/25			2,445	36,489		165,208
	Long-term PRSU	2/20/25			3,000	48,000		237,401
	RSU	2/20/25					97,500	525,525
Dan LeSueur(6)	Cash	—	—	—				—
	Annual Bonus PRSU	2/20/25			3,377	50,405		228,214
	Long-term PRSU	2/20/25			4,813	77,000		380,832
	RSU	2/20/25					145,000	781,550

(1)	The Bonus Plan for fiscal 2025 was paid 100% through PRSUs and there was no cash portion of the Bonus Plan for fiscal 2025.

(2)
These columns set forth the fiscal 2025 target annual bonus PRSU and Long-term PRSU amounts for each of our named executive officers.

Each named executive officer was granted 2025 annual bonus PRSUs with a one-year measurement period that includes various improvement, growth, and scale targets for client and team member satisfaction (7% weighted), client measurable improvements (7%), timely project completion (7%), net new Platform Clients (10%), new Platform Client ARR+NRR (15%), Platform Client Dollar-based Net Retention (15%), and Adjusted EBITDA (40%). These PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance. There is a minimum annual threshold level of achievement for each individual metric that is 50% of each individual metric’s “Target” level, whereby performance below that threshold results in 0% achievement for that specific metric. The “Maximum” level of attainment for the annual bonus PRSUs granted in fiscal 2025 is equal to the “Target” level. Target bonuses were set as a percentage of each named executive officer’s initially expected salary at the end of fiscal 2025 as follows: 100% for Messrs. Burton and Freeman, 65% for Mr. Alger, 35% for Mr. Albert, 55%, for Mr. Landry, and 70% for Mr. LeSueur. For a description of the Bonus Plan, see the section titled “Compensation Discussion and Analysis – Annual Performance-Based Incentives” above.

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Each named executive officer was granted long-term PRSUs with a three-year measurement period that includes market and performance targets for TSR Achievement (25% weighted), Revenue Growth Rate Achievement (25% weighted), and Adjusted EBITDA Margin Achievement (50% weighted). These PRSUs may vest in an amount up to the amount granted, subject to satisfaction of the performance targets. The number of PRSUs that will vest for the 2025, 2026, and 2027 vesting periods will be calculated as follows: (i) the performance achievement for the applicable vesting period, multiplied by (ii) approximately 33.33% of the PRSUs for each of the 2025, 2026, and 2027 vesting periods, each rounded to the nearest whole share. There is a minimum annual threshold level of achievement for each individual metric that is 75% of each individual metric’s “Target” level, whereby performance below that threshold results in 0% achievement for that specific metric. The “Maximum” level of attainment for the long-term PRSUs granted in fiscal 2025 is equal to the “Target” level. The actual amounts of long-term PRSUs that vested based on the 2025 vesting period market and performance conditions are set forth within a table in the “Performance in Fiscal 2025 and Payouts” section above. For further information regarding the terms of these awards, see the section titled “Elements of Our Executive Compensation Program” above.

(3)
Annual RSUs were granted under the 2019 Plan. Each of the annual RSU awards other than those granted to Mr. Albert vested as to 33.33% of the shares of common stock underlying the RSU award upon the one-year anniversary of December 1, 2025 and vest as to the remainder of the shares in 8 equal quarterly installments thereafter, subject to the applicable named executive officer’s continued service through the applicable vesting dates. Mr. Albert’s initial RSU grant on March 17, 2025, vested as to 25% of the shares of common stock underlying the RSU award upon the one-year anniversary of March 1, 2026, and vest to the remainder of the shares in 12 equal quarterly installments thereafter, while the RSU grant on September 10, 2025, vested as to 16.7% of the shares of common stock underlying the RSU award upon the six-month anniversary of March 10, 2026, and vest to the remainder of the shares in 10 equal quarterly installments thereafter, subject to his continued service through the applicable vesting dates.

(4)
The reported amounts represent the aggregate grant date fair value of awards of RSUs and PRSUs granted computed in accordance with FASB ASC Topic 718, excluding the estimate of forfeitures not related to the performance-based vesting of PRSUs. Amounts reflect the fair value of each award based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant of the award. The grant date fair value of the annual bonus and long-term PRSUs is based on the probable outcome of the market and performance vesting conditions as of the grant date. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 14 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column reflect the initially estimated accounting cost for these stock awards and do not correspond to the actual economic value that may be received by our named executive officers upon the vesting of the restricted stock unit awards or any sale of the underlying shares of common stock.

(5)	Effective February 1, 2026, Mr. Freeman ceased serving as Chief Commercial Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. Freeman. As part of his separation agreement, Mr. Freeman was entitled to receive continued vesting of the RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before December 1, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after December 1, 2026 were forfeited.

(6)	Effective September 15, 2025, Mr. LeSueur ceased serving as Chief Operating Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. LeSueur. As part of his separation agreement, Mr. LeSueur was entitled to receive continued vesting of the Company’s RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before March 15, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after March 15, 2026, were forfeited.

Outstanding Equity Awards at 2025 Year-end
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025:

			Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(2)	Market Value of Shares or Units of Stock that Have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Units (#)		Equity Incentive Plan Awards: Market Value of Unearned Units ($)(3)
Daniel Burton(12)	9/27/18	9/25/18	80,728	(4)	$10.80	9/27/28	—	$—	—		$—
	2/5/19	2/5/19	107,873	(4)	15.84	2/5/29	—	—	—		—
	2/20/24	12/1/23	—		—	—	83,333	199,166	—		—
	2/20/25	12/1/24	—		—	—	197,333	471,626	—		—
	2/20/24	3/1/24	—		—	—	—	—	166,667	(6)	398,334
	2/20/25	3/1/25	—		—	—	—	—	296,000	(5)	707,440
	2/20/25	3/1/25	—		—	—	—	—	84,951	(8)	203,033
Jason Alger	10/26/17	10/26/17	2,860	(4)	10.72	10/26/27	—	—	—		—
	5/3/18	5/3/18	1,462	(4)	10.78	5/3/28	—	—	—		—
	9/27/18	9/25/18	5,721	(4)	10.80	9/27/28	—	—	—		—
	2/22/23	12/1/22	—		—	—	6,250	14,938	—		—
	3/1/24	12/1/23	—		—	—	23,333	55,766	—		—
	2/20/25	12/1/24	—		—	—	120,667	288,394	—		—
	2/22/23	3/1/23	—		—	—	—	—	4,167	(7)	9,959
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	3/1/24	3/1/24	—	—	—	—	—	23,333	(6)	55,766
	2/20/25	3/1/25	—	—	—	—	—	90,000	(5)	215,100
	2/20/25	3/1/25	—	—	—	—	—	44,701	(8)	106,835
Benjamin Albert	3/17/25	3/1/25	—	—	—	18,000	43,020	—		—
	9/24/25	9/10/25	—	—	—	467,000	1,116,130	—		—
	3/17/25	3/1/25	—	—	—	—	—	16,573	(8)	39,609
	9/24/25	3/1/25	—	—	—	—	—	233,000	(5)	556,870
Kevin Freeman(10)	9/8/22	9/1/22	—	—	—	22,500	53,775	—		—
	2/20/24	12/1/23	—	—	—	36,667	87,634	—		—
	2/20/25	12/1/24	—	—	—	93,333	223,066	—		—
	2/24/22	3/1/22	—	—	—	—	—	79	(9)	189
	2/22/23	3/1/23	—	—	—	—	—	5,001	(7)	11,952
	2/20/24	3/1/24	—	—	—	—	—	36,667	(6)	87,634
	2/20/25	3/1/25	—	—	—	—	—	70,000	(5)	167,300
	2/20/25	3/1/25	—	—	—	—	—	66,343	(8)	158,560
Benjamin Landry	5/3/23	5/3/23	—	—	—	5,000	11,950	—		—
	10/5/23	10/5/23	—	—	—	5,000	11,950	—		—
	2/20/24	2/20/24	—	—	—	25,000	59,750	—		—
	2/20/25	2/20/25	—	—	—	65,000	155,350	—		—
	5/3/23	5/3/23	—	—	—	—	—	1,333	(7)	3,186
	10/5/23	10/5/23	—	—	—	—	—	5,333	(7)	12,746
	2/20/24	2/20/24	—	—	—	—	—	25,000	(6)	59,750
	2/20/25	3/1/25	—	—	—	—	—	48,000	(5)	114,720
	2/20/25	3/1/25	—	—	—	—	—	36,489	(8)	87,209
Dan LeSueur(11)	3/30/23	12/1/22	—	—	—	2,188	5,229	—		—
	3/1/24	12/1/23	—	—	—	5,833	13,941	—		—
	2/20/25	12/1/24	—	—	—	12,084	28,881	—		—
	3/30/23	3/1/23	—	—	—	—	—	2,333	(7)	5,576
	3/1/24	3/1/24	—	—	—	—	—	11,666	(6)	27,882
	2/20/25	3/1/25	—	—	—	—	—	25,665	(5)	61,339
	2/20/25	3/1/25	—	—	—	—	—	50,405	(8)	120,468

(1)	Each equity award prior to July 23, 2019 was granted pursuant to our 2011 Plan and are subject to the terms of our 2011 Plan, as amended from time to time. Equity awards granted on or after July 23, 2019 were and will be granted pursuant to our 2019 Plan and are subject to the terms of our 2019 Plan, as amended from time to time. Each equity award is subject to certain acceleration of vesting provisions as set forth in our Executive Severance Plan.

(2)	For NEO RSU grants prior to fiscal 2025, 25% of the restricted stock units vest on the first anniversary of the vesting commencement date and the remaining 75% vest in 12 equal quarterly installments thereafter. Beginning in fiscal 2025, 33.3% of the restricted stock units vest on the first anniversary of the vesting commencement date and the remaining 66.7% vest in 8 equal quarterly installments thereafter. The RSU grants are subject to the named executive officer’s continuous service relationship with our Company through each applicable vesting date.

(3)
The market value of restricted stock unit awards and performance-based restricted stock units is determined by multiplying the number of shares by $2.39, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day of the year ended December 31, 2025.

(4)	The stock option is fully vested.

(5)
The amounts reported represent the number of long-term 2025-2027 PRSUs granted to all named executive officers in fiscal 2025, as previously described, and assumes maximum market and performance goals will be achieved. Approximately one third of the long-term 2025-2027 PRSUs vested or forfeited on March 1, 2026 upon the achievement of certain market and performance metrics, during the period of January 1, 2025 through December 31, 2025, as summarized in the section titled “Elements of Our Executive Compensation Program” above. On March 1, 2026, a total of 49,333, 15,000, 38,833, 11,666, 8,000, and 12,833, long-term 2025-2027 PRSUs vested for Messrs. Burton, Alger, Albert, Freeman, Landry, and LeSueur respectively. The remaining two thirds of the long-term PRSUs will vest based on fiscal 2026 and 2027 market and performance conditions on March 1, 2027, and March 1, 2028 respectively, subject to the named executive officer’s continuous service relationship with our Company through each applicable vesting date.

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(6)
The amounts reported represent the number of long-term 2024-2026 PRSUs granted to all named executive officers in fiscal 2024, as previously described, and assumes maximum market and performance goals will be achieved. Approximately one third of the long-term 2024-2026 PRSUs vested or forfeited on March 1, 2025 upon the achievement of certain market and performance metrics, during the period of January 1, 2025 through December 31, 2025, as summarized in the section titled “Elements of Our Executive Compensation Program” above. On March 1, 2026, a total of 75,437, 5,833, 9,167, 6,250, and 5,833 long-term 2024-2026 PRSUs vested for Messrs. Burton, Alger, Freeman, Landry, and LeSueur respectively. The remaining one third of the long-term PRSUs will vest based on fiscal 2026 market and performance conditions on March 1, 2027, respectively, subject to the named executive officer’s continuous service relationship with our Company through each applicable vesting date.

(7)
The amounts reported represent the number of long-term 2023-2025 PRSUs outstanding as of December 31, 2024 for each named executive officer and assumes maximum market and performance goals will be achieved. Approximately one third of the long-term 2023-2025 PRSUs vested or forfeited on March 1, 2025 upon the achievement of certain market and performance metrics, during the period of January 1, 2025 through December 31, 2025, as summarized in the section titled “Elements of Our Executive Compensation Program” above. On March 1, 2026, a total of 1,389, 1,667, 2,223, and 778, long-term 2023-2025 PRSUs vested for Messrs. Alger, Freeman, Landry, and LeSueur, respectively.

(8)
The amounts reported represent the number of 2025 annual bonus PRSUs outstanding as of December 31, 2025 for each named executive officer and assumes maximum performance goals will be achieved. On March 1, 2026, a total of 33,131, 17,433, 6,463 25,874, 14,231, and 19,658, 2025 annual bonus PRSUs vested for Messrs. Burton Alger, Albert, Freeman, Landry, and LeSueur, respectively based on fiscal 2025 Company performance, with the remaining 2026 annual bonus PRSUs being forfeited. For a description of the Bonus Plan, see the section titled “Compensation Discussion and Analysis – Annual Performance-Based Incentives” above.

(9)
The amount reported represents the number of long-term PRSUs outstanding as of December 31, 2025. These long-term PRSUs were granted to Mr. Freeman on February 24, 2022 and the performance achievement was based solely on fiscal 2022 results. Twenty-five percent of the long-term PRSUs vested on March 1, 2023 and the remaining 75% will vest in 12 equal quarterly installments thereafter, generally subject to the named executive officer’s continuous service relationship with our Company through each applicable vesting date.

(10)	Effective February 1, 2026, Mr. Freeman ceased serving as Chief Commercial Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. Freeman. As part of his separation agreement, Mr. Freeman was entitled to receive continued vesting of the RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before December 1, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after December 1, 2026 were forfeited.

(11)	Effective September 15, 2025, Mr. LeSueur ceased serving as Chief Operating Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. LeSueur. As part of his separation agreement, Mr. LeSueur was entitled to receive continued vesting of the RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before March 15, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after March 15, 2026, were forfeited.

(12)	Effective February 12, 2026, Mr. Burton ceased serving as Chief Executive Officer. In connection, we entered into a transition agreement with Mr. Burton. As part of his transition agreement, Mr. Burton was entitled to receive continued vesting of the RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before March 2, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after March 2, 2026, were forfeited.

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2025 Option Exercises and Stock Vested
The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock unit awards by our named executive officers during the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel Burton	—	$—	295,462	$1,104,334
Jason Alger	—	—	108,117	369,237
Benjamin Albert	—	—	—	—
Kevin Freeman	—	—	140,973	508,627
Benjamin Landry	—	—	83,288	298,689
Dan LeSueur	—	—	98,007	339,790
__________________

(1)	Amounts shown in this column do not necessarily represent the actual value realized from the sale of the shares acquired upon exercise of the options because the shares may not be sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	Amounts shown in this column represent the market value of restricted stock unit awards upon vesting as determined by multiplying the number of shares by the closing price of our common stock on the Nasdaq Global Select Market the market day immediately preceding the vesting date.
Pension Benefits

Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits. We do not have any qualified or non-qualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2025 for Named Executive Officers

We initially entered into an offer letter with each of the named executive officers in connection with his or her employment with us, which set forth the terms and conditions of his or her employment. Each named executive officer also entered into our standard employee agreement and invention and confidentiality agreement. Each of our named executive officers also participates in our Executive Severance Plan, as described above under the heading “Post-Employment Compensation Arrangements” and below. Each named executive officer also remains subject to our standard employment, confidential information and invention assignment agreement.

The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2025 and are all subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan). For Mr. Freeman, who ceased being our Chief Commercial Officer on February 1, 2026 and Mr. LeSueur, who ceased being our Chief Operating Officer on September 15, 2025, the amounts set forth below represent the amounts actually paid to them as part of their separation agreements and consulting agreements as described above.
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As described above, Mr. Burton voluntarily stepped down as our Chief Executive Officer on February 12, 2026 and is not included in the table below as he is no longer eligible for potential payments upon termination.

The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2025, December 31, 2025, and a per share value of our common stock of $2.39, which is the closing market price per share of our common stock on December 31, 2025. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Named Executive Officer	Benefit	Termination without Cause Not in Connection with a Change in Control	Termination without Cause or resignation with Good Reason in Connection with a Change in Control
Jason Alger	Cash Severance(1)	$318,750	$701,250
	Health Benefits(2)	19,476	25,968
	Equity Acceleration(3)	—	746,758
	Total	$338,226	$1,473,976

Benjamin Albert	Cash Severance(1)	$600,000	$1,800,000
	Health Benefits(2)	27,456	41,184
	Equity Acceleration(3)	—	1,755,629
	Total	$627,456	$3,596,813

Kevin Freeman	Cash Severance(4)	$307,500	$—
	Health Benefits(4)	20,592	—
	Equity Acceleration(4)	368,741	—
	Total	$696,833	$—
Benjamin Landry	Cash Severance(1)	$307,500	$635,500
	Health Benefits(2)	19,476	25,968
	Equity Acceleration(3)	—	361,260
	Total	$326,976	$1,022,728

Dan LeSueur	Cash Severance(5)	$270,000	$—
	Health Benefits(5)	19,476	—
	Equity Acceleration(5)	401,735	—
	Total	$691,211	$—

(1)	The Executive Severance Plan provides that upon a termination of employment by us other than for cause, death, or disability outside of the change in control period (i.e., the period beginning on the date of a change in control and ending on the one-year anniversary of the change in control), the named executive officer will be entitled to receive, a severance amount equal to 12 months’ “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for Mr. Albert or 9 months’ base salary for the named executive officers other than Mr. Albert, payable over 12 months or 9 months, respectively.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, (i) a lump sum cash severance amount equal to 150% of base salary for Mr. Albert or 100% of base salary for a Tier 2 Executive, and (ii) a lump sum cash amount equal to 150% for Mr. Albert or 100% for the named executive officers other than Mr. Albert, of the participant’s annual target cash bonus in effect immediately prior to such termination (or the participant’s annual target cash bonus in effect immediately prior to the change in control, if higher).
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(2)	The Executive Severance Plan provides that upon termination of employment by us other than for cause, death, or disability outside of the change in control period, the named executive officer will be entitled to receive monthly cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he or she had remained employed by us, based on the premiums as of the date of termination, for up to 12 months for Mr. Albert or 9 months for the named executive officers other than Mr. Albert; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits described above, a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if he or she had remained employed by us for 18 months for Mr. Albert or 12 for the named executive officers other than Mr. Albert; provided, that the participant was participating in our group health plan immediately prior to the date of termination and timely elects COBRA health continuation.
(3)
The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death, or disability or upon a resignation by a named executive officer for good reason, in either case within the change in control period, the named executive officer will be entitled to, for all outstanding and unvested equity awards of our Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement. The value of RSU and PRSU award vesting acceleration is based on the closing price of $2.39 per share of our common stock as of December 31, 2025, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. All stock options are fully vested as of December 31, 2025.

(4)
Effective February 1, 2026, Mr. Freeman ceased serving as Chief Commercial Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. Freeman. As part of his separation agreement, Mr. Freeman was entitled to receive (i) a cash payment of $307,500, which represented nine months of his salary payable in a cash lump sum, (ii) COBRA continuation payments for up to nine months, and (iii) continued vesting of RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before December 1, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after December 1, 2026 were forfeited with no additional equity, cash or other forms of compensation as part of the separation and consulting agreements. The consulting agreement covers the period from February 2, 2025 through December 1, 2026, where Mr. Freeman serves as senior advisor, and in return he received the benefits noted above. All of these payments and benefits were in exchange for Mr. Freeman’s execution of a general release of claims in favor of us and our affiliates. The value of the equity acceleration is based on the 154,285 RSUs and PRSUs that continued vesting after his termination date multiplied by the closing price of $2.39 per share of our common stock as of December 31, 2025.

(5)
Effective September 15, 2025, Mr. LeSueur ceased serving as Chief Operating Officer. In connection, we entered into a separation agreement and a consulting agreement with Mr. LeSueur. As part of his separation agreement, Mr. LeSueur was entitled to receive (i) a cash payment of $270,000, which represented nine months of his salary payable in a cash lump sum, (ii) COBRA continuation payments for up to nine months, and (iii) continued vesting of the RSUs and PRSUs previously granted when he was an employee that are eligible to vest on or before March 15, 2026. All RSUs and PRSUs previously granted that are scheduled to vest after March 15, 2026, were forfeited with no additional equity, cash or other forms of compensation as part of the separation and consulting agreements. The consulting agreement covered the period from September 15, 2025 through March 15, 2026, where Mr. LeSueur served as senior advisor, and in return he received the benefits noted above. All of these payments and benefits were in exchange for Mr. LeSueur’s execution of a general release of claims in favor of us and our affiliates. The value of the equity acceleration is based on the 168,090 RSUs and PRSUs that continued vesting after his termination date multiplied by the closing price of $2.39 per share of our common stock as of December 31, 2025.

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CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO and the annual total compensation of our median compensated employee (our CEO pay ratio).

For fiscal 2025, the median of the annual total compensation of all employees of our Company (other than our CEO) was $113,064 and the annual total compensation of our CEO was $3,991,159. Based on this information, for fiscal 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 35 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

To identify the median employee, we examined the compensation of all our full- and part-time employees (other than our CEO) as of December 31, 2025, the last day of fiscal 2025. Our employee population consisted of individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States. We did not include any contractors or other non-employee workers in our employee population.

We used a consistently applied compensation measure consisting of actual annual base salary, actual bonus and, commission amounts earned, matching contributions made by us under our 401(k) plan, and the grant date fair value of equity awards for the year ended December 31, 2025 to identify our median employee. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during fiscal 2025 for hourly employees and actual salary paid for our remaining employees. We annualized compensation for any full-time and part-time employees who commenced work during fiscal 2025 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our Summary Compensation Table. We did not make any cost-of-living adjustments.

Using this approach, we identified the individual at the median of our employee population who was the best representative of our employee population. The individual is a full-time employee based in the United States.

We then calculated the fiscal 2025 annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our fiscal 2025 Summary Compensation Table.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2025 Summary Compensation Table.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

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Pay Versus Performance

In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to named executive officers and Company performance. In this section, we refer to “compensation actually paid” and other terms used in the applicable SEC rules. For information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with its financial and operational performance, refer to the section titled “Executive Compensation – Compensation Discussion and Analysis” above. We refer collectively to awards of RSUs, PRSUs, and stock options as equity awards in this Pay versus Performance section.

For purposes of the tables below, our CEO and non-CEO named executive officers for 2021, 2022, 2023, 2024 and 2025 are the following:

Year	CEO	Non-CEO Named Executive Officers
2025	Daniel Burton	Jason Alger, Benjamin Albert, Kevin Freeman, Benjamin Landry, Dan LeSueur
2024	Daniel Burton	Jason Alger, Kevin Freeman, Benjamin Landry, Linda Llewelyn, and Bryan Hunt
2023	Daniel Burton	Bryan Hunt, Jason Alger, Benjamin Landry, Linda Llewelyn, and Daniel Orenstein
2022	Daniel Burton	Bryan Hunt, Kevin Freeman, Paul Horstmeier, Daniel Orenstein, and Patrick Nelli
2021	Daniel Burton	Bryan Hunt, Patrick Nelli, Paul Horstmeier, and Daniel Orenstein

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table (SCT) Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average SCT Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs(2)	Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)(4)	Net Loss(5) (in thousands)	Adjusted EBITDA(6) (in thousands)
2025	$3,991,159	$268,056	$1,987,692	$748,250	$5	$99	$(177,974)	$41,408
2024	5,494,141	4,170,561	1,446,203	930,823	20	105	(69,502)	26,105
2023	—	(59,146)	1,222,403	735,127	27	106	(118,147)	11,021
2022	4,435,013	(8,154,225)	3,189,684	(766,685)	31	100	(137,403)	(2,487)
2021	5,961,043	5,615,764	3,297,583	2,846,251	114	125	(153,210)	(11,248)

(1)	Represents the total compensation reported for the CEO for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	The calculation for “Compensation Actually Paid” is presented in the table below in accordance with the requirements of Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO and non-CEO NEOs during the applicable year.
(3)	For Health Catalyst and our peer group, the TSR for each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2020.
(4)
As permitted by SEC rules, the peer group referenced for purposes of “Peer Group Total Shareholder Return” is that of the Nasdaq Health Care Index, which is the industry index reported in our annual report on Form 10-K for 2025 in accordance with Regulation S-K Item 201(e).

(5)	The dollar amounts reported represent the amount of net loss reflected in our audited consolidated financial statements for the applicable year.
(6)
Adjusted EBITDA is the financial measure from the tabular list of most important performance measures below, which represents the most important measure used to link compensation actually paid to our named executive officers in fiscal 2025 to the Company’s performance. Adjusted EBITDA is a non-GAAP financial measure. For an explanation of our management’s use of Adjusted EBITDA and a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, please see Appendix A to this Proxy Statement.

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		2025
		CEO	Avg. Non-CEO NEOs
Summary Compensation Table Total		$3,991,159	$1,987,692
-	Grant date fair value of awards granted in fiscal year	(3,444,040)	(1,486,432)
+	Year-end fair value of outstanding and unvested awards granted in fiscal year	997,277	550,127
+	Change in fair value of outstanding and unvested awards granted in prior fiscal years	(978,916)	(214,060)
+	Change in fair value as of vesting date of awards granted in prior years that vested in fiscal year	(584,545)	(152,777)
+	Fair value as of vesting date of awards granted and vested in fiscal year	287,121	109,319
-	Fair value as of prior fiscal year-end of awards granted in prior years that were forfeited in fiscal year	—	(45,619)
Compensation Actually Paid		$268,056	$748,250

The table above reconciles Summary Compensation Table pay to Compensation Actually Paid in accordance with the required methodology from Item 402(v) of Regulation S-K, meaning that outstanding awards have been valued prior to vesting based on fair values. The change in fair values of RSUs across measurement dates is attributable to the change in stock prices. The change in the fair values of stock options is measured using a Black-Scholes model and is driven by changes in stock price and the expected life of the stock options as well as the prevailing stock price volatility, risk-free rate, and dividend yield at the measurement date.

The change in the fair values of the PRSUs reflects our projected payout factors relative to the performance metric and stock price as at fiscal year-end.

Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our compensation programs are designed to drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. As required by Item 402(v) of Regulation S-K, the following is a list of performance measures, which in our assessment represents the most important performance measures used by us to link compensation actually paid to our named executive officers for 2025:

•	Adjusted EBITDA

•	GAAP Revenue

•	Dollar-based Retention Rate (legacy)

•	Net New / Total Platform Clients (legacy)

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Description of Relationships Between Information Presented
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

$8.0
$6.0
$4.0
$2.0
$-
$(2.0)
$(4.0)
$(6.0)
$(8.0)
$(10.0)
Compensation Actually Paid ($ millions)
$140
$120
$100
$80
$60
$40
$20
$-
Cumulative TSR
(value of initial $100 investment)
$125
$114
$100
$31
$106
$27
$105
$20
$99
$5
2021
2022
2023
2024
2025
CEO
Non-CEO NEO
TSR (HCAT)
TSR (Peer)

We believe the Pay versus Performance Table shows the alignment between compensation actually paid to the named executive officers and our performance, consistent with our compensation philosophy. Specifically, a significant portion of target named executive officer pay opportunity is tied to our stock performance.

Compensation Actually Paid and Net Loss

$8.0
$6.0
$4.0
$2.0
$-
$(2.0)
$(4.0)
$(6.0)
$(8.0)
$(10.0)
Compensation Actually Paid ($ millions)
$-
$(20.0)
$(40.0)
$(60.0)
$(80.0)
$(100.0)
$(120.0)
$(140.0)
$(160.0)
$(180.0)
$(200.0)
Net Loss ($ millions)
$(153.2)
$(137.4)
$(118.1)
$(69.5)
$(178.0)
2021
2022
2023
2024
2025
CEO
Non-CEO NEO
Net Loss

Net loss is not currently a financial performance measure that we use in the compensation program design for our named executive officers. Accordingly, there is not a direct relationship between the compensation actually paid to our named executive officers and net loss. The increased net loss in 2025 compared to 2024 is largely driven by $105.4 million of goodwill impairment, which is primarily due to overall declines in our stock price and market capitalization.
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Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid ($ millions)
$8.0
$6.0
$4.0
$2.0
$-
$(2.0)
$(4.0)
$(6.0)
$(8.0)
$(10.0)
Adjusted EBITDA ($ millions)
$50.0
$40.0
$30.0
$20.0
$10.0
$-
$(10.0)
$(20.0)
$(11.2)
$(2.5)
$11.0
$26.1
$41.4
2021
2022
2023
2024
2025
CEO
Non-CEO NEO
Adjusted EBITDA

Adjusted EBITDA is an important financial performance measure that we use in the compensation program design for our named executive officers, including the main metric used in determining the fiscal year 2023 and 2024 cash bonus and a key performance target for 2025 annual bonus PRSUs. During the earlier fiscal years presented in the Pay versus Performance Table there is minimal correlation between compensation actually paid to named executive officers and our Adjusted EBITDA performance primarily due to a significantly larger portion of the target named executive officer pay opportunity being tied to our stock performance, however, there is a stronger correlation for fiscal 2023, 2024, and 2025 compared to fiscal 2021 and 2022. Looking ahead to fiscal year 2026, we expect more alignment between Adjusted EBITDA performance and the compensation actually paid to named executive officers.

Adjusted EBITDA is a non-GAAP financial measure. For an explanation of our management’s use of Adjusted EBITDA and a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, please see Appendix A to this Proxy Statement.
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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025 regarding shares of common stock that may be issued under our equity compensation plans consisting of the 2011 Plan, the 2019 Plan, and the 2019 Employee Stock Purchase Plan (the 2019 ESPP):

	Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Referenced in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1):	7,368,344	(2)	$12.36	(3)	4,007,957	(4)
Equity compensation plans not approved by security holders:	N/A		N/A		N/A
Total	7,368,344		$12.36		4,007,957

(1)
Includes the 2011 Plan, the 2019 Plan, and the 2019 ESPP. The 2019 Plan provides that the number of shares reserved and available for issuance under the 2019 Plan will automatically increase each January 1, beginning on January 1, 2020, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The 2019 ESPP provides that the number of shares reserved and available for issuance under the 2019 ESPP will automatically increase each January 1, beginning on January 1, 2020, by the lesser of 750,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by the ESPP Administrator. As of December 31, 2025, a total of 2,328,350 shares of our common stock had been reserved for issuance pursuant to the 2019 Plan, which number excludes the 3,606,676 shares that were added to the 2019 Plan as a result of the automatic annual increase on January 1, 2026. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2019 Plan and the 2011 Plan will be added back to the shares of common stock available for issuance under the 2019 Plan (provided, that any such shares of common stock will first be converted into shares of common stock). The Company no longer makes grants under the 2011 Plan. As of December 31, 2025, a total of 1,679,607 shares of our common stock had been reserved for issuance pursuant to the 2019 ESPP, which number excludes the 721,335 shares that were added to the 2019 ESPP as a result of the automatic annual increase on January 1, 2026. This number will be subject to adjustment in the event of a stock split, stock dividend, or other change in our capitalization.

(2)
Includes 842,085 shares of common stock issuable upon the exercise of outstanding options, 4,004,505 shares of common stock issuable upon the vesting and settlement of RSUs, and 2,521,754 shares of common stock issuable upon the vesting and settlement of PRSUs.

(3)	As RSUs and PRSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)	As of December 31, 2025, there were 2,328,350 shares of common stock available for grant under the 2019 Plan and 1,679,607 shares of common stock available for grant under the 2019 ESPP.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of May 1, 2026, for:
•each of our named executive officers for fiscal 2025;
•each of our current directors as of May 1, 2026;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 73,891,093 shares of our common stock outstanding on May 1, 2026. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of May 1, 2026 and RSUs that will vest within 60 days of May 1, 2026 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Health Catalyst, Inc., 10897 South River Front Parkway #300, South Jordan, Utah 84095.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Entities affiliated with First Light Asset Management , LLC(1)	12,884,373	17.4%
Entities affiliated with CDC Financial, Inc.(2)	6,307,245	8.5%
Entities affiliated with Whetstone Capital Advisors(3)	5,782,941	7.8%
Entities affiliated with Blackrock(4)	5,193,085	7.0%
Directors and Named Executive Officers:
Mathew Arens(5)	13,465,373	18.2%
Jill Hoggard Green(6)	45,466	*
Matthew Kolb	—	*
Julie Larson-Green(7)	81,934	*
Steven Nelson	—	*
Justin Spencer	—	*
Daniel Burton(8)	1,415,994	1.9%
Benjamin Albert(9)	315,159	*
Jason Alger(10)	240,912	*
Benjamin Landry(11)	85,466	*
Kevin Freeman(12)	288,887	*
Daniel LeSueur	—	*
All current directors and executive officers as a group (9 persons)(13)	14,395,291	19.4%
_________________
*    Represents beneficial ownership of less than 1%.
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(1)	Based on information reported by First Light Asset Management, LLC (First Light) on Schedule 13D/A filed by First Light and Mr. Arens with the SEC on March 13, 2026, as of March 12, 2026, First Light’s beneficial ownership consisted of 12,884,373 shares of common stock over which First Light held shared voting power with Mr. Arens. First Light listed its address as 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(2)	Based on information reported on a Schedule 13G filed with the SEC on May 15, 2026 by a group consisting of CDC Financial, Inc. (CDC), Stoney Lonesome HF LP (Stoney), Coghill Capital Management LLC (Coghill Capital), Drake Helix Holdings, LLC (Helix Holdings), and Clint Coghill (Clint Coghill, together with CDC, Stoney, Coghill Capital and Helix Holdings, the CDC Group), as of March 31, 2026, the CDC Group was the beneficial owner of an aggregate of 6,307,245 shares of common stock, over which (a) CDC held sole voting power and sole dispositive power over 0 shares of common stock and held shared voting power and shared dispositive power over 6,307,245 shares of common stock, (b) Stoney held sole voting power and sole dispositive power over 0 shares of common stock and held shared voting power and shared dispositive power over 6,079,539 shares of common stock, (c) Coghill Capital held sole voting power and sole dispositive power over 0 shares of common stock and held shared voting power and shared dispositive power over 6,079,539 shares of common stock, (d) Helix Holdings held sole voting power and sole dispositive power over 0 shares of common stock and held shared voting power and shared dispositive power over 227,706 shares of common stock, and (e) Clint Coghill held sole voting power and sole dispositive power over 1,100 shares of common stock and held shared voting power and shared dispositive power over 6,307,245 shares of common stock. The CDC Group listed their address as 222 S Riverside Plaza, 15th Floor, Chicago, IL 60606.
(3)	Based on information reported by Whetstone Capital Advisors, LLC (Whetstone) and David Atterbury on Schedule 13D/A filed by Whetstone and David Atterbury with the SEC on February 18, 2026, as of February 17, 2026, each of Whetstone and David Atterbury’s beneficial ownership consisted of 5,782,941 shares of common stock, over which Whetstone and David Atterbury each held shared voting power and shared dispositive power. Whetstone and David Atterbury listed their address as 2001 Shawnee Mission Pkwy, Mission Woods, KS 66205.
(4)	Based on information reported by Blackrock, Inc. on Schedule 13F-HR filed with the SEC on February 12, 2026, as of December 31, 2025, Blackrock, Inc.’s beneficial ownership consisted of 5,007,764 shares of common stock, over which Blackrock, Inc. held sole voting power and sole dispositive power. Blackrock, Inc. listed its address as 50 Hudson Yards, New York, NY 10001.
(5)	Based on information reported by First Light and Mr. Arens in the First Light Schedule 13D/A, as of March 12, 2026, Mr. Aren’s beneficial ownership consisted of 13,465,373 shares of common stock, over which Mr. Arens held sole voting power and sole dispositive power over 509,500 shares of common stock and shared voting power and shared dispositive power over 12,955,873 shares of common stock.
(6)	Consists of (a) 9,235 shares of common stock and (b) 36,231 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.
(7)	Consists of (a) 45,703 shares of common stock and (b) 36,231 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.
(8)	Consists of (a) 1,227,393 shares of common stock and (b) 188,601 shares of common stock underlying options exercisable within 60 days of May 1, 2026.
(9)	Consists of (a) 197,617 shares of common stock and (b) 117,542 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.
(10)
Consists of (a) 166,099 shares of common stock, (b) 10,043 shares of common stock underlying options exercisable within 60 days of May 1, 2026, and (c) 64,770 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.

(11)	Consists of (a) 44,508 shares of common stock and (b) 40,958 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.
(12)	Consists of (a) 260,553 shares of common stock and (b) 28,334 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.
(13)
The directors and executive officers as a group includes the aggregate shares of common stock beneficially owned by the directors and executive officers of the Company as of May 1, 2026, which consists of (a) 14,031,731 shares of common stock, (b) 38,516 shares of common stock underlying options exercisable within 60 days of May 1, 2026, and (c)325,044 shares of common stock underlying RSUs vesting within 60 days of May 1, 2026.

As previously disclosed, (i) Daniel Burton stepped down as our Chief Executive Officer as of February 12, 2026 and stepped down as a member of our board of directors as of February 17, 2026, (ii) Duncan Gallagher stepped down as a member of our board of directors as of February 17, 2026, (iii) Dawn Smith stepped down as a member of our board of directors as of February 17, 2026, (iv) John A. Kane stepped down as a member of our board of directors as of April 1, 2026, and (v) Steven Nelson was appointed to our board of directors as of May 1, 2026.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

The following is a description of certain transactions, arrangements, and relationships with our directors, executive officers, and stockholders owning 5% or more of our outstanding capital stock, or any member of the immediate family of the foregoing persons, since January 1, 2025, other than equity and other compensation, change in control arrangements, indemnification arrangements, and other arrangements discussed in the section titled “Executive Compensation” and “Management—Non-Employee Director Compensation.”

Employment Arrangements

Jeffrey Selander, the brother-in-law of Daniel Burton (our former CEO and director), is a non-executive employee, currently serving as Senior Vice President, and has served with us since September 2011. Mr. Selander’s total compensation for the fiscal year ended December 31, 2025 was $566,610, including RSU grants with an aggregate grant date fair value of $254,807. Jeffrey Selander does not live in the same household as Daniel Burton.

Andrew Cardon, the brother-in-law of Daniel LeSueur (our former Chief Operating Officer), is a non-executive employee, currently serving as Strategic Account Executive, and has served with us since December 2011. Mr. Cardon’s total compensation for the fiscal year ended December 31, 2025 was $346,949, including RSU grants with an aggregate grant date fair value of $42,172. Mr. Cardon does not live in the same household as Daniel LeSueur.

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see the section titled “Executive Compensation—Narrative to Summary Compensation Table—Executive employment arrangements.”
Customer Relationships

Matthew Kolb, a member of our board of directors since July 2023, serves as the Executive Vice President and Chief Operating Officer of Carle Health, a non-profit hospital network. We maintain on-going technology and professional service relationships with Carle Health, including technology access and professional services that includes Tech-enabled Managed Services (i.e., TEMS). We recognized revenue under these related party contracts of $17.7 million during the fiscal year ended December 31, 2025.

Letter Agreement

In connection with the appointment of Mr. Arens to our board of directors, on December 1, 2025, we entered into a letter agreement with First Light and Mr. Arens (the Letter Agreement). Pursuant to the Letter Agreement, First Light and Mr. Arens have agreed to vote their shares to be present for quorum purposes and to vote their shares in accordance with the recommendations of our board of directors at each annual or special meeting of our stockholders or action by written consent, subject to listed exceptions. First Light and Mr. Arens also agreed to abide by certain confidentiality commitments. The Letter Agreement will remain in effect until Mr. Arens ceases to serve as a director on our board of directors. First Light is the Company’s largest stockholder, and First Light and Mr. Arens collectively own approximately 13.5 million shares of common stock, or approximately 18% of the Company’s outstanding shares of common stock. The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and is qualified in its entirety by the terms of the Letter Agreement, a copy of which is filed as Exhibit 10.13 to our 2025 Annual Report.

Upfront Merger Agreement

On January 13, 2025, we acquired Upfront (the Merger) pursuant to an Agreement and Plan of Merger, by and among the Company, Upfront and certain other parties thereto.
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At the closing of the Merger, all outstanding shares of Upfront capital stock, warrants and options were cancelled in exchange for the right to receive (i) consideration of approximately $41.5 million of cash (the Closing Cash Consideration) and approximately 5,753,754 newly issued shares of the Company’s common stock (the Closing Stock Consideration and, together with the Closing Cash Consideration, the Closing Consideration) and (ii) potential additional aggregate consideration of up to approximately $12.5 million in cash (the Earn-Out Cash Consideration) and approximately 2,699,121 shares of Common Stock (together with the Earn-Out Cash Consideration, the Earn-Out Consideration), subject to the achievement of certain earn-out performance targets (the Earn-Out Performance Targets) measured as of December 31, 2026. At the time of the Merger, Mr. Albert was a director and chief executive officer of Upfront and held shares of Upfront capital stock and as a result, received (i) approximately $1,209,872 in cash comprising Closing Cash Consideration and beneficial ownership of 269,765 shares of our Common Stock comprising Closing Stock Consideration and (ii) the right to receive a portion of the Earn-Out Consideration after December 31, 2026 if the Earn-Out Performance Targets are achieved. Further, Mr. Albert received a retention bonus in the form of a grant of 18,000 RSUs and 16,573 PRSUs in connection with the Merger. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by the terms of the Agreement and Plan of Merger, a copy of which is filed as Exhibit 2.1 to our 2025 Annual Report.

Limitation of Liability and Indemnification of Directors and Officers

We have adopted an amended and restated certificate of incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law (as amended, the DGCL) is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, we have adopted amended and restated bylaws, which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.
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These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, our bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders.

Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related Party Transaction Policy

Our board of directors has adopted a formal policy by which our audit committee has the primary responsibility for reviewing and approving related person transactions. A related person transaction is a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants and in which the amount involved exceeds $120,000. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction, and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer, and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

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In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

The employment agreements for Mr. Selander and Mr. Cardon described above were entered into prior to the adoption of the written policy. The employment arrangements and stock option grants to directors and officers described above were approved by our board of directors considering similar factors to those described above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the Nasdaq. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2025, we are not aware of any late Section 16(a) filings, except for one late report on Form 4 for each of Messrs. Landry and Gallagher and two late reports on Form 4 for each of Ms. Larson-Green and Mr. LeSueur, in all cases due to an inadvertent administrative error.
ADDITIONAL INFORMATION
Other Business
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Annual Report on Form 10-K

A copy of our 2025 Annual Report, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of May 22, 2026 without charge upon written request addressed to:
Health Catalyst, Inc.
Attention: Corporate Secretary
10897 South River Front Parkway #300
South Jordan, UT 84095

Exhibits to our 2025 Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. You also may access this Proxy Statement and our 2025 Annual Report on the SEC’s website at www.sec.gov and on our website at https://ir.healthcatalyst.com/financial-information/sec-filings.
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APPENDIX A: NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per share, each a non-GAAP financial measure, discussed in the Proxy Statement.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss adjusted for (i) interest and other (income) expense, net, (ii) income tax provision (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) acquisition-related costs, net, including the change in fair value of contingent consideration liabilities for potential earn-out payments, (vi) restructuring costs, (vii) impairment of goodwill and intangible assets, and (viii) non-recurring lease-related charges, as applicable. We view acquisition-related expenses when applicable, such as transaction costs and changes in the fair value of contingent consideration liabilities that are directly related to business combinations, as costs that are unpredictable, dependent upon factors outside of our control, and are not necessarily reflective of operational performance during a period. We believe that excluding restructuring costs, impairment of goodwill and intangible assets, and non-recurring lease-related charges, as applicable, allows for more meaningful comparisons between operating results from period to period as these are separate from the core activities that arise in the ordinary course of our business and are not part of our ongoing operations. We believe Adjusted EBITDA provides investors with useful information on period-to-period performance as evaluated by management and a comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Adjusted EBITDA Margin is a non-GAAP financial measure that we define as Adjusted EBITDA as a percentage of total revenue. The following is a reconciliation of our net loss and net loss margin, the most directly comparable financial measures calculated in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA Margin, respectively, for the twelve months ended December 31, 2025 and 2024:

	Twelve Months Ended December 31,
	2025	2024
	(in thousands)
Net loss	$(177,974)	$(69,502)
Add:
Interest and other (income) expense, net	16,404	(637)
Income tax provision	716	333
Depreciation and amortization	50,500	41,431
Stock-based compensation	27,012	40,128
Acquisition-related costs, net(1)	(2,086)	10,064
Restructuring costs(2)	9,713	2,088
Impairment of goodwill and intangible assets(3)	110,223	—
Non-recurring lease-related charges(4)	6,900	2,200
Adjusted EBITDA	$41,408	$26,105

Total Revenue	$311,136	$306,584
Net loss margin	(57)%	(23)%
Adjusted EBITDA Margin	13%	9%
__________________
(1)Acquisition-related costs, net includes third-party fees associated with due diligence, deferred retention expenses, post-acquisition restructuring costs incurred as part of business combinations, and changes in fair value of contingent consideration liabilities for potential earn-out payments.
(2)Restructuring costs include severance and other team member costs from workforce reductions and restructuring, impairment of discontinued capitalized software projects, and other miscellaneous charges.
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(3)Impairment of goodwill and intangible assets was recognized as a result of impairment indicators and quantitative tests indicating the fair values of the Technology and the Professional Services reporting units were below their respective carrying values as of June 30, 2025 and December 31, 2025.
(4)Non-recurring lease-related charges includes lease-related impairment charges for the subleased portion of our office space.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation, (ii) amortization of acquired intangibles, (iii) acquisition-related costs, net, including the change in fair value of contingent consideration liabilities for potential earn-out payments, (iv) impairment of goodwill and intangible assets, (v) restructuring costs, (vi) non-recurring lease-related charges, and (vii) non-cash interest expense related to our convertible senior notes, as applicable. We believe Adjusted Net Income provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. The following is a reconciliation of our net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted Net Income, for the twelve months ended December 31, 2025 and 2024:

	Twelve Months Ended December 31,
	2025	2024
Numerator:	(in thousands, except share and per share amounts)
Net loss	$(177,974)	$(69,502)
Add:
Stock-based compensation	27,012	40,128
Amortization of acquired intangibles	35,487	28,654
Loss on extinguishment of debt	—	—
Acquisition-related costs, net(1)	(2,086)	10,064
Impairment of goodwill and intangible assets(2)	110,223	—
Restructuring costs(3)	9,713	2,088
Non-recurring lease-related charges(4)	6,900	2,200
Non-cash interest expense related to debt	3,725	3,256
Adjusted Net Income	$13,000	$16,888
Denominator:
Weighted-average number of shares used in calculating net loss per share, basic	69,896,134	60,184,920
Non-GAAP weighted-average effect of dilutive securities	440,780	305,370
Non-GAAP weighted-average number of shares used in calculating Adjusted Net Income per share, diluted	70,336,914	60,490,290

Net loss per share, basic and diluted	$(2.55)	$(1.15)
Adjusted Net Income per share, basic	$0.19	$0.28
Adjusted Net Income per share, diluted	$0.18	$0.28

______________
(1)Acquisition-related costs, net includes third-party fees associated with due diligence, deferred retention expenses, post-acquisition restructuring costs incurred as part of business combinations, changes in fair value of contingent consideration liabilities for potential earn-out payments, and the deferred tax valuation allowance release from acquisitions.
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(2)Impairment of goodwill and intangible assets was recognized as a result of impairment indicators and quantitative tests indicating the fair values of the Technology and the Professional Services reporting units were below their respective carrying values as of June 30, 2025 and December 31, 2025.
(3)Restructuring costs include severance and other team member costs from workforce reductions, impairment of discontinued capitalized software projects, and other miscellaneous charges.
(4)Includes the lease-related impairment charge for the subleased portion of our corporate headquarters.
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APPENDIX B: PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HEALTH CATALYST, INC.

Health Catalyst, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Health Catalyst, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 20, 2011 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was HQC Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Ninth Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on July 29, 2019 (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Health Catalyst, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 525,000,000, of which (i) 500,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 25,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

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A. COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

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ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The members of the Board of Directors already in office will remain in their current class. Each director elected as a Class I director at the 2026 annual meeting of the stockholders of the Corporation has been elected for a term expiring at the 2029 annual meeting of stockholders of the Corporation. Each director elected as a Class II director at the 2027 annual meeting of stockholders of the Corporation shall serve a term expiring at the 2028 annual meeting of stockholders of the Corporation. Each director elected as a Class II or a Class III director at the 2028 annual meeting of stockholders of the Corporation shall serve a term expiring at the 2029 annual meeting of stockholders of the Corporation. From and after the 2029 annual meeting of stockholders of the Corporation, the Board of Directors shall no longer be classified and all directors elected at the 2029 annual meeting of stockholders of the Corporation and at each succeeding annual meeting of the stockholders of the Corporation shall serve a term expiring at the following annual meeting of the stockholders of the Corporation. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office until the expiration of the term for which such Director shall have been appointed and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, for so long as the Board of Directors is classified and subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

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5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, (i) for so long as the Board of Directors is classified, a director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2⁄3%) or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office for cause, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.
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Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or the Bylaws, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2026.

HEALTH CATALYST, INC.

By:
Name:	Benjamin Albert
Title:	Chief Executive Officer
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PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

HealthCatalyst®

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O HEALTH CATALYST, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

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Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 15, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting when the polls are open. Have your proxy card in hand when you access the web site and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTH CATALYST, INC.

The Board of Directors recommends you vote FOR ALL for the following proposal:

	For All	Withhold All	For All Except
1. Election of two Class I Directors for a term of three years until the 2029 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier removal or resignation:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Justin Spencer
02) Mathew Arens

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K filed with the SEC on March 12, 2026, as amended by the Form 10-K/A filed with the SEC on April 30, 2026, of Health Catalyst, Inc. are available at www.proxyvote.com.

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HEALTH CATALYST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
July 16, 2026 3:00 p.m. Eastern Time

The stockholder(s) hereby appoint(s) Benjamin Albert, Jason Alger and Benjamin Landry, or any of them, as proxies, each with the full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Health Catalyst, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 3:00 p.m. Eastern Time on Thursday, July 16, 2026, at www.virtualshareholdermeeting.com/HCAT2026, and any adjournment, continuation, postponement or other delay thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, (ii) FOR PROPOSALS 2, 3 AND 4 AND (iii) IN THE DISCRETION OF THE PROXIES, UPON ANY SUCH MATTERS AS MAY PROPERLY COME BEFORE THE ADJOURNMENT, CONTINUATION OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE